As filed with the Securities and Exchange Commission on July 26, 2022

Registration No. 333-257782

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 8

TO

FORM F-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

UCLOUDLINK GROUP INC.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

UCLOUDLINK GROUP INC.

Unit 2214-Rm1, 22/F, Mira Place Tower A

132 Nathan Road, Tsim Sha Tsui

Kowloon, Hong Kong

+852 2180-6111

(Address and telephone number of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, and telephone number of agent for service)

Copies to:

Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road, Central Hong Kong +852 3740-4700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 26, 2022

UCLOUDLINK GROUP INC.

Class A Ordinary Shares

Preferred Shares

Warrants

Subscription Rights

Units

We may offer, issue and sell from time to time up to US$150,000,000, or its equivalent in any other currency, currency units, or composite currency or currencies, of our Class A ordinary shares, including in the form of American Depositary Shares, or ADSs, preferred shares, warrants to purchase Class A ordinary shares, including in the form of ADSs, subscription rights and a combination of such securities, separately or as units, in one or more offerings. Each ADS represents 10 Class A ordinary shares. This prospectus provides a general description of offerings of these securities that we may undertake.

We refer to our ADSs, Class A ordinary shares, preferred shares, warrants, subscription rights and units collectively as “securities” in this prospectus.

In addition, this prospectus also relates to the resale from time to time by the shareholder identified in the “Selling Shareholder” section and/or its affiliates in this prospectus supplement, or the selling shareholder, of up to an aggregate of 12,000,000 Class A ordinary shares, which may be represented from time to time by American depositary shares, or ADSs. The Class A ordinary shares offered hereby consist of 1,000,000 Class A ordinary shares as commitment fee and Class A ordinary shares that may be purchased by the selling shareholder from us from time to time at the purchase price and in the purchase amount determined in accordance with the securities purchase agreement dated January 5, 2022 between the us and YA II PN, LTD., or the Securities Purchase Agreement, subject to other terms and conditions therein. We will not receive any of the proceeds from the sale of securities by the selling shareholder.

Each time we sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before you make your investment decision.

We may, from time to time, sell the securities, and the selling shareholder may, from time to time, sell the Class A ordinary shares, including in the form of ADSs, directly or through underwriters, agents or dealers, on or off the Nasdaq Global Market, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

Our ADSs are listed on the Nasdaq Global Market under the symbol “UCL.” On July 22, 2022, the closing price of our ADSs on the Nasdaq Global Market was US$1.07 per ADS.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed under “Risk Factors” in this prospectus beginning on page 14, in our reports filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus, and in any applicable prospectus supplement.

UCLOUDLINK GROUP INC. is not an operating company but a Cayman Islands holding company with operations primarily conducted by its subsidiaries and, historically, through contractual arrangements with the former variable interest entities, or former VIEs, based in China. PRC laws and regulations restrict and impose conditions on foreign investment in telecommunication businesses. Accordingly, we historically operated these businesses in China through the former VIEs, including Beijing uCloudlink New Technology Co., Ltd. and Shenzhen uCloudlink Network Technology Co., Ltd. There were historical contractual arrangements among our PRC subsidiaries, the former VIEs and their nominee shareholders, which were terminated on March 17, 2022 as we continued to adjust our business model in China and proceed the restructuring. We have evaluated the guidance in FASB ASC 810 and concluded that we are the primary beneficiary of the former VIEs for accounting purposes because of these contractual arrangements for the effective period of the contractual arrangements. Accordingly, under U.S. GAAP, the financial statements of the former VIEs are consolidated as part of our financial statements for the years ended December 31, 2019, 2020 and 2021. Revenues contributed by the former VIEs accounted for 25%, 8% and 5% of our total revenues for the years of 2019, 2020 and 2021, respectively. As used in this prospectus, “uCloudlink” refers to UCLOUDLINK GROUP Inc., and “we,” “us,” “our company,” or “our” refers to UCLOUDLINK GROUP INC. and its subsidiaries, and, when describing our operations and consolidated financial information, also includes the former VIEs and their subsidiaries in China. Investors in our ADSs are not purchasing equity interest in the former VIEs in China but instead are purchasing equity interest in a holding company incorporated in the Cayman Islands holding company.

We face various risks and uncertainties related to doing business in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, as well as the lack of inspection by the Public Company Accounting Oversight Board, or the PCAOB, on our auditor as determined by the announcement of the PCAOB issued on December 16, 2021. This may impact our ability to conduct certain businesses, accept foreign investments, or list on a United States or other foreign exchange. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline. For a detailed description of risks related to doing business in China, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” in our 2021 Form 20-F, which is incorporated by reference, and “Risk Factors—Risks Related to Doing Business in China” in this prospectus.

Although our current auditor can be inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors would be deprived of the benefits of such inspection. Our ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect or fully investigate auditors located in China. On December 2, 2021, the U.S. Securities and Exchange Commission, or the SEC, adopted final amendments implementing the disclosure and submission requirements of the HFCAA, pursuant to which the SEC will identify an issuer as a “Commission Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our previous auditor is subject to the determinations that the PCAOB is unable to inspect or investigate completely. In May 2022, in connection with its implementation of the HFCAA, the SEC conclusively named the company as a “Commission-Identified Issuer” following the filing of the company’s 2021 Form 20-F with the SEC on April 27, 2022. Under the current law, delisting and prohibition from over-the-counter trading in the United States could take place in 2024. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. In addition, the proposed changes to the law would decrease the number of non-inspection years from three years to two, thus reducing the time period before our ADSs may be prohibited from over-the-counter trading or delisted. If the proposed provision is enacted, our ADS could be delisted from the exchange and prohibited from over-the-counter trading in the United States in 2023.

Our historical corporate structure is subject to risks associated with our contractual arrangements with the former VIEs. Our historical contractual arrangements might not be as effective as direct ownership in providing us with control over the former VIEs and the termination of these agreements may incur additional costs. If the PRC government deems that our historical contractual arrangements with the former VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company, our PRC subsidiaries and former VIEs, and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the historical contractual arrangements with the former VIEs and, consequently, significantly affect the historical financial performance of the former VIEs and our company as a whole. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government determines that the contractual arrangements with the former VIEs structure did not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our shares and/or ADSs may decline in value if we are deemed to be unable to assert our contractual control rights over the assets of the former VIEs” in this prospectus.

We conduct our operations in China through our PRC subsidiaries and the former VIEs with which we have maintained contractual arrangements historically. PRC laws and regulations restrict and impose conditions on foreign investment in telecommunication businesses. Accordingly, we operated these businesses in China through the former VIEs. As our PRC subsidiaries and former VIEs have accumulated losses since their incorporation, none of them has declared or paid any dividends or made any distributions to their respective holding companies, including uCloudlink. In return, uCloudlink has not declared a dividend. Our subsidiaries and the former VIEs conduct business transactions that include trading activities, provision of services and intercompany advances. The cash flows occurred between our subsidiaries and the former VIEs included the following: (1) our subsidiaries received cash from the former VIEs amounted to US$35.9 million, US$27.1 million and US$1.9 million for the year ended December 31, 2019, 2020 and 2021, respectively, for the sales of data plans and raw materials; (2) our subsidiaries received cash from the former VIEs amounted to US$6.8 million, US$5.5 million and US$5.4 million for the year ended December 31, 2019, 2020 and 2021, respectively, for the provision of marketing and software licensing services; (3) our subsidiaries paid cash to the former VIE amounted to US$47.8 million, US$55.9 million and US$29.4 million for the year ended December 31, 2019, 2020 and 2021, respectively, for the purchase of WiFi terminals; (4) the former VIEs received inter-company advances of US$7.1 million, US$7.7 million and US$3.1 million for the year ended December 31, 2019, 2020 and 2021, respectively, from our subsidiaries; and (5) the former VIEs repaid inter-company advances of US$3.2 million, nil and nil for the year ended December 31, 2019, 2020 and 2021, respectively, to our subsidiaries. For more detailed discussion of how cash is transferred between our subsidiaries and the former VIEs, see “Our Company—Holding Company Structure and Contractual Arrangements with the former VIEs” and “Certain Financial Information—Financial Information Related to the former VIEs and Parent” in this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2022.

You should rely only on the information contained or incorporated by reference into this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference into this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the selling shareholder is not, making an offer to sell the securities or soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we and/or the selling shareholder may offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling shareholder may offer. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before you invest in any securities offered by this prospectus, you should read this prospectus, any applicable prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

●	“ADRs” are to the American depositary receipts which may evidence the ADSs;

●	“ADSs” are to the American depositary shares, each of which represents ten Class A ordinary shares;

●	“average daily active terminals” are to the average number of terminals connected to our platform per day during a certain period;

●	“average daily data usage per active terminal” are to the average volume of data consumed by each daily active terminal on our platform per day during a certain period;

●	“China” or the “PRC” are to the People’s Republic of China, including Hong Kong and Macau;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Class A ordinary shares” are to our Class A ordinary shares, par value US$0.00005 per share;

●	“Class B ordinary shares” are to our Class B ordinary shares, par value US$0.00005 per share;

●	“GAAP” or “U.S. GAAP” are to accounting principles generally accepted in the United States of America;

●	“PaaS” are to Platform-as-a-Service;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“SaaS” are to Software-as-a-Service;

●	“shares” or “ordinary shares” are to our Class A and Class B ordinary shares, par value US$0.00005 per share;

●	“terminals” are to our portable Wi-Fi devices providing mobile data connectivity services, and smartphones and other smart hardware with our GlocalMe Inside app installed that are serviced by us or our business partners;

●	“uCloudlink” are to UCLOUDLINK GROUP INC.;

●	“US$,” “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States;

●	“former VIEs” are to the former variable interest entities, which are Beijing uCloudlink New Technology Co., Ltd. and Shenzhen uCloudlink Network Technology Co., Ltd.;

●	“Restructuring” refers to a series of restructuring transactions to unwind the historical contractual agreements with the former VIEs and adjust our local business in China; and

●	“we,” “us,” “our company” and “our” are to UCLOUDLINK GROUP INC., our Cayman Islands holding company, and its subsidiaries, and, when describing our operations and consolidated financial information, also including the former VIEs in China and their subsidiaries.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

ii

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to,” “future,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:

●	our mission, goals and strategies;

●	our future business development, financial conditions and results of operations;

●	the expected growth of the mobile data connectivity service industry;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our relationships with our customers, suppliers and business partners;

●	competition in our industry;

●	our proposed use of proceeds; and

●	government policies and regulations relating to our industry.

The forward-looking statements included in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein or in any applicable prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements, and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any applicable prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

iii

OUR COMPANY

Our Mission

Our mission is to enable people to use mobile data traffic freely anytime, anywhere like breathing the air. We aim to make the world more connected with maximized network utility through harnessing the power of mobile data traffic sharing.

Overview

We are the pioneer of introducing the sharing economy business model into the telecommunications industry, creating a marketplace for mobile data traffic. Leveraging our innovative cloud SIM technology and architecture, we redefine the mobile data connectivity experience, allowing users to gain access to mobile data traffic allowance shared by network operators on our marketplace. We have aggregated mobile data traffic allowances from 239 mobile network operators (MNOs) in 144 countries and regions in our cloud SIM architecture as of December 31, 2021.

Our innovative cloud SIM technology sets the technological foundation of our marketplace, which is built upon our cloud SIM architecture. We have developed our proprietary cloud SIM technology based on remote SIM connection, which means that SIM cards are not embedded in the mobile terminals but remotely connected on the cloud. Our cloud SIM technology allows dynamic selection of network services based on signal coverage and cost, and intelligent distribution of data traffic in the SIM card pool to terminals that may support multiple end devices through our cloud SIM platform, to achieve better network quality, more reliable connection and lower cost.

Leveraging our cloud SIM technology and architecture, we provide mobile data connectivity services with reliable connection, high speed and competitive price, allowing users to enjoy a smooth mobile connectivity experience. We have transformed the traditional telecommunication business model, where users can only access the wireless network provided by their contracted MNOs and are not able to use the networks of other local MNOs. By giving users access to our distributed SIM card pool, we free users from this exclusivity, and give them the freedom to access the mobile networks of other MNOs without physically changing SIM cards wherever they are in the world as long as it is one of the 144 countries and regions we cover. In 2021, average daily active terminals connected to our platform reached approximately 241,046 and each of our active terminals on average used 1,941 megabytes of mobile data per day. In addition to mobile data users, we also create unique values to the other stakeholders in the telecommunications industry worldwide, including smartphone and smart-hardware companies, mobile virtual network operators (MVNOs), MNOs and more broadly to society. Our business partners can also utilize our platform-as-a-service (PaaS) and software-as-a-service (SaaS) to manage their business operations such as connectivity management, terminal management, customer relationship management (CRM) system and big data analysis, thereby improving end-users’ experience with their services.

We have developed proprietary algorithms to analyze historical data usage patterns and predict future data traffic demand. We use the insights gained from the data analytic results to efficiently procure data traffic allowances from MNOs and other sources globally, dynamically select network services based on signal coverage and cost, and intelligently allocate data traffic in the SIM card pool to terminals, then to end devices. As a result, we are able to achieve better network quality, more reliable connection and lower cost for users, as well as improve our cost efficiency. As the first entrance for users to access mobile internet, we may also leverage the data analytics to develop a number of value-added services, such as advertisement.

Average daily active terminals connected to our platform increased by 31.3% from approximately 187,781 in 2019 to 246,618 in 2020, but decreased by 2.3% to 241,046 in 2021. The average daily data usage per active terminal increased from 1,386 megabytes in 2019 to 2,254 megabytes in 2020, but decreased to 1,941 megabytes in 2021. Total data consumed through our platform were approximately 90,600, 193,400 and 162,879 terabytes in 2019, 2020 and 2021, respectively, including data consumed by users who contributed to our revenues from data connectivity services, which we procured, and data consumed by users who did not contribute to our revenues from data connectivity services, which our business partners procured. In addition, the demand for our uCloudlink 2.0 business increased during the COVID-19 pandemic and the demand of local data connectivity services continued to be strong, primarily due to the development of our local mobile broadband (MBB) business in Japan and the expansion of GlocalMe brand in North America. We generate revenue primarily from our mobile data connectivity services and hardware terminals that incorporate the services. Our revenues decreased from US$158.4 million in 2019 to US$89.6 million in 2020, and decreased to US$73.8 million in 2021. Our gross margin decreased from 41.0% in 2019 to 31.6% in 2020, and decreased to 29.6% in 2021. We had a net income of US$5.2 million in 2019, a net loss of US$63.4 million in 2020 and a net loss of US$46.0 million in 2021. In 2019, 2020 and 2021, we generated 67.9%, 89.2% and 94.8%, respectively, of our revenues from customers outside of Mainland China.

Change in Registrant’s Certifying Accountant

On May 23, 2022, we dismissed PricewaterhouseCoopers Zhong Tian LLP (“PwC”) as our independent registered public accounting firm. We engaged Audit Alliance LLP as our independent registered public accounting firm. The change of our independent registered public accounting firm had been approved by the audit committee of our board of directors.

The reports of PwC on our consolidated financial statements for the two most recent fiscal years have contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During our two most recent fiscal years and through the subsequent interim period on or prior to May 23, 2022, there were no (i) disagreements (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F of Form 20-F) between PwC and us on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (ii) reportable events pursuant to Item 16F(a)(1)(v) of the instructions to Form 20-F, except that as of December 31, 2020 and 2021, we did not maintain effective internal control over financial reporting due to the material weaknesses identified, including: (i) lack of sufficient resources regarding financial reporting and accounting personnel in the application of U.S. GAAP and the reporting requirements set forth by the Securities and Exchange Commission, and (ii) lack of comprehensive U.S. GAAP accounting policies and financial reporting procedures.

We have provided PwC with a copy of the disclosures hereunder and required under Item 16F of Form 20-F and requested from PwC a letter addressed to the SEC indicating whether it agrees with such disclosures. A copy of the letter from PwC addressed to the SEC, dated June 29, 2022, was filed as Exhibit 16.1 herewith.

During our two most recent fiscal years and through the subsequent interim period on or prior to May 23, 2022, neither we nor anyone on our behalf has consulted with Audit Alliance LLP on either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us by Audit Alliance LLP that Audit Alliance LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto) or a reportable event as set forth in Item 16F(a)(1)(v) of Form 20-F.

Recent Regulatory Developments and Permissions Required from the PRC Authorities for Our Operations

We have conducted our business in China primarily through our subsidiaries and former VIEs in China. Our operations in China are governed by PRC laws and regulations. As of the date of this prospectus, apart from the VATS License obtained and held by the former variable interest entities, which will be terminated and cancelled before the completion of Restructuring, and the approval of the China Securities Regulatory Commission (“CSRC”) and Cyberspace Administration of China (“CAC”) or other PRC government authorities that may be required in connection with the former VIE structure and our offshore offerings under PRC law, we have not received any requirement from Chinese governmental authorities to obtain other permissions for our operation and issuance of securities to foreign investors. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, we may be required to obtain additional licenses, permits, filings or approvals for the functions and services of our platform in the future.

Furthermore, in connection with our issuance of securities to foreign investors, under current PRC laws, regulations and regulatory rules promulgated, as of the date of this prospectus, we, our PRC subsidiaries and the former VIEs, (i) are not required to obtain permissions from the China Securities Regulatory Commission, or the CSRC, (ii) are not required to go through cybersecurity review by the Cyberspace Administration of China, or the CAC, and (iii) have not received or were denied such permissions by any PRC authority.

However, the PRC government has recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. For more detailed information, see “Risk Factors—Risks Related to Doing Business in China—The approval and/or other requirements of the CSRC, the CAC, or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or delay in obtaining such approval for this offering, or a rescission of obtained approval, would subject us to sanctions imposed by the CSRC or other PRC government authorities.”

Additionally, on December 28, 2021, the CAC, together with another twelve regulatory authorities jointly issued the Measures for Cybersecurity Review, or the Review Measures, which came into effect on February 15, 2022. The Review Measures required that, in addition to network products and services acquired by critical information infrastructure operators, online platform operators are also subject to cybersecurity review if they carry out data processing activities that affect or may affect national security, and online platform operators listing in a foreign country with more than one million users’ personal information data must apply for a cybersecurity review with the Cybersecurity Review Office. The Review Measures further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On July 7, 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer, or the Data Export Measures, which will become effective on September 1, 2022. The Data Export Measures requires that any data processor who processes or exports personal information exceeding a certain volume threshold pursuant to the measures shall apply for a security assessment by the CAC before transferring any personal information abroad. The security assessment requirement also applies to any transfer of important data outside of China. As the Review Measures and the Data Export Measures were issued recently, there are uncertainties regarding how they would be interpreted and enforced, and to what extent they may affect us. On November 14, 2021, the CAC released the Regulations on the Network Data Security (Draft for Comments), or the Draft Regulations, and have accepted public comments until December 13, 2021. The draft Regulations provided that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users would like to list overseas, it shall apply for a cybersecurity review according to the draft Regulations. Besides, data processors that are listed overseas shall carry out an annual data security assessment. As advised by our PRC legal counsel, the Draft Regulations is released for public comment only, and its provisions and anticipated adoption or effective date may be subject to change and thus its interpretation and implementation remain substantially uncertain. The Review Measures, the Draft Regulations and the Data Export Measures remain unclear on whether the relevant requirements will be applicable to further equity or debt offerings by companies that have completed the initial public offering in the United States. We cannot predict the impact of the Review Measures, the Draft Regulations and the Data Export Measures, if any, at this stage, and we will closely monitor and assess the statutory developments in this regard. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—Our and the former VIEs’ business is subject to complex and evolving Chinese and international laws and regulations regarding data privacy and cybersecurity. The improper use of disclosure of data would have a material and adverse effect on our business and prospects. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, penalties, changes to our business practices, increased cost of operations, damages to our reputation and brand, or otherwise harm our business” in our 2021 Form 20-F, which is incorporated herein by reference.

Under the Review Measures and other PRC cybersecurity laws and regulations critical information infrastructure operators that intend to purchase internet products and services that affect or may affect national security must be subject to the cybersecurity review. As the PRC governmental authorities may have wide discretion in the interpretation and enforcement of these laws, including the interpretation of the scope of “critical information infrastructure operators.” See “Item 4. Information on the Company—B. Business Overview—Regulation—Regulations Related to Internet Information Security and Personal Information Protection—Regulations on Personal Information Protection” in our 2021 Form 20-F, which is incorporated herein by reference. In addition, the Review Measures also stipulate that any data processor carrying out data processing activities that affect or may affect national security should also be subject to the cybersecurity review. In anticipation of the strengthened implementation of cybersecurity laws and regulations and the continued expansion of our business, we face potential risks if we are deemed as a critical information infrastructure operator under the PRC cybersecurity laws and regulations. In such case, we must fulfill certain obligations as required under the PRC cybersecurity laws and regulations, including, among others, storing personal information and important data collected and produced within the PRC territory during our operations in China, which we have fulfilled in our business, and we may be subject to review when purchasing internet products and services. If a final version of the Draft Regulations is adopted, we may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices in data processing. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review made by the Cyberspace Administration of China on such basis, and we have not received any inquiry, notice, warning, or sanctions in such respect.

On July 6, 2021, the relevant PRC governmental authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. See “Risk Factors—Risks Related to Doing Business in China—The approval and/or other requirements of the CSRC, the CAC, or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or delay in obtaining such approval for this offering, or a rescission of obtained approval, would subject us to sanctions imposed by the CSRC or other PRC government authorities” in this prospectus. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions regarding offshore offering from the CSRC or any other PRC governmental authorities.

On April 2, 2022, the CSRC published the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (Draft for Comments), or the Draft Provisions on Confidentiality and Archives Administration, which was open for public comments until April 17, 2022. The Draft Provisions on Confidentiality and Archives Administration requires that, in the process of overseas issuance and listing of securities by domestic entities, the domestic entities, and securities companies and securities service institutions that provide relevant securities service shall strictly implement the provisions of relevant laws and regulations and the requirements of these provisions, establish and improve rules on confidentiality and archives administration. Where the domestic entities provide with or publicly disclose documents, materials or other items related to the state secrets and government work secrets to the relevant securities companies, securities service institutions, overseas regulatory authorities, or other entities or individuals, the companies shall apply for approval of competent departments with the authority of examination and approval in accordance with law and report the matter to the secrecy administrative departments at the same level for record filing. Where there is unclear or controversial whether or not the concerned materials are related to state secrets, the materials shall be reported to the relevant secrecy administrative departments for determination. However, the Draft Provisions on Confidentiality and Archives Administration have not yet been settled or become effective, and there remain uncertainties regarding the further interpretation and implementation of the Draft Provisions on Confidentiality and Archives Administration.

On December 24, 2021, the CSRC released the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or the Draft Administrative Provisions, and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or the Draft Filing Measures, both of which were open for public comments until January 23, 2022. Under these draft new rules, a filing-based regulatory system will be applied to “indirect overseas offering and listing” of PRC domestic companies, which refers to such securities offering and listing in an overseas market made in the name of an offshore entity, but based on the underlying equity, assets, earnings or other similar rights of a domestic company which operates its main business domestically. In a Q&A released on its official website, the respondent CSRC official indicated that the CSRC will start applying the filing requirements to new offerings and listings. New initial public offerings and refinancing by existing overseas listed Chinese companies will be required to go through the filing process. As for the other filings for the existing companies, the regulator will grant adequate transition period to complete their filing procedures. It is still uncertain when the final versions of these new provisions and measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us. Assuming the Draft Administration Regulations and the Draft Filing Measures become effective in their current forms, we or any of our offering and listing in an overseas market in the future will be subject to the filing requirement with the CSRC.

We believe that we are currently not required to obtain any permission or approval from the CSRC and CAC in the PRC to issue these securities in follow-on offerings to foreign investors. However, there is no guarantee that this will continue to be the case in the future in relation to a follow-on offering or the continued listing of our securities on a U.S. securities exchange, or even in the event such permission or approval is required and obtained, it will not be subsequently revoked or rescinded. If we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The Administrative Measures on Telecommunications Business Operating Licenses (2017 Revision), or the Telecom License Measures, which was promulgated by the PRC Ministry of Industry and Information Technology (MIIT) on March 1, 2009 and last amended on July 3, 2017, requires that any approved telecommunications services provider shall conduct its business in accordance with the specifications in its license for value-added telecommunications services, or VATS License. Shenzhen uCloudlink Network Technology Co. Ltd. has obtained the VATS License issued by the MIIT in 2017 for conducting business of information technology services and sales of terminals and data related products. As we continued to evaluate our business plan, we have decided to adjust our business model in China, which we believe the VATS License currently held by Shenzhen uCloudlink Network Technology Co. Ltd. is no longer required. We terminated the contractual arrangements on March 17, 2022, and continue to proceed the Restructuring. We will also terminate the VATS License currently held by Shenzhen uCloudlink Network Technology Co. Ltd. during the Restructuring. Apart from the VATS License obtained and held by Shenzhen uCloudlink Network Technology Co. Ltd., and the approval of the CSRC or other PRC government authorities that may be required in connection with our offshore offerings under PRC law, we, our PRC subsidiaries and former VIEs are not required to obtain other permissions from Chinese authorities to operate and issue securities to foreign investors. See “Risk Factor—Risks Related to Doing Business in China—The approval and/or other requirements of the CSRC, the CAC, or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or delay in obtaining such approval for this offering, or a rescission of obtained approval, would subject us to sanctions imposed by the CSRC or other PRC government authorities” in this prospectus.

The Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states that if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC should prohibit our shares or ADSs from being traded on a national securities exchange. Our previous auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities. Our current auditor is a Singapore-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, our ability to remain listed on a United States or other foreign exchange will be affected. On December 2, 2021, the U.S. Securities and Exchange Commission, or the SEC, adopted final amendments implementing the disclosure and submission requirements of the HFCAA, pursuant to which the SEC will identify an issuer as a “Commission Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our previous auditor is subject to the determinations that the PCAOB is unable to inspect or investigate completely. In May 2022, in connection with its implementation of the HFCAA, the SEC conclusively named the company as a “Commission-Identified Issuer” following the filing of the company’s 2021 Form 20-F with the SEC on April 27, 2022. Under the current law, delisting and prohibition from over-the-counter trading in the United States could take place in 2024. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. In addition, on June 22, 2021, the U.S. Senate passed a bill which would reduce the number of consecutive noninspection years required for triggering the prohibitions under the HFCAA from three years to two. On February 4, 2022, the U.S. House of Representatives passed a bill which contained, among other things, an identical provision. If the proposed provision is enacted, our ADS could be delisted from the exchange and prohibited from over-the-counter trading in the United States in 2023. For more details, see “Risk Factor—Risks Related to Doing Business in China—Although our current auditor can be inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors would be deprived of the benefits of such inspection” and “Risk Factor—Risks Related to Doing Business in China—Our ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in China, or in 2023 if proposed changes to the law are enacted. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment” in this prospectus.

Our Holding Company Structure and Contractual Arrangements with the Former Variable Interest Entities

The chart below summarizes our corporate structure and identifies our principal subsidiaries as of the date of this prospectus:

Note:

(1)	Through contractual arrangements, one of our employees holds the equity interest in the entity on behalf of us, and we have consolidated its financial results in our consolidated financial statements in accordance with U.S. GAAP.

Contractual Arrangements with the former VIEs and Their Respective Shareholders

We, through Beijing uCloudlink Technology Co., Ltd., were subject to a series of historical contractual arrangements with the former VIEs and the nominee shareholders of the former VIEs from January 2015 to March 2022. These contractual arrangements have enabled us to:

●	receive the economic benefits that could potentially be significant to the former VIEs in consideration for the services provided by our subsidiaries;

●	exercise effective control over the former VIEs; and

●	hold an exclusive option to purchase all or part of the equity interests in and assets of the former VIEs when and to the extent permitted by PRC law.

These contractual agreements included exclusive technology consulting and services agreements, business operation agreements, powers of attorney, equity interest pledge agreements, option agreements and/or spousal consent letters, as the case may be. We refer to Beijing uCloudlink Technology Co., Ltd. as Beijing uCloudlink, to Shenzhen uCloudlink Network Technology Co., Ltd as Shenzhen uCloudlink, and to Beijing uCloudlink New Technology Co., Ltd. as Beijing Technology. Pursuant to the option agreement, Beijing Technology and its shareholders had irrevocably granted Beijing uCloudlink or any person designated by it an exclusive option to purchase all or part of its equity interests in Shenzhen uCloudlink. Pursuant to the business operation agreement, Shenzhen uCloudlink and Beijing Technology and its shareholders agree that to the extent permitted by law, they accept and unconditionally execute instructions from Beijing uCloudlink on business operations. Beijing Technology and its shareholders also executed a power of attorney to irrevocably authorize Beijing uCloudlink, or any person designated by Beijing uCloudlink, to act as its attorney-in-fact to exercise all of its rights as a shareholder of Shenzhen uCloudlink. Pursuant to the exclusive technology consulting and services agreement, Beijing uCloudlink had the exclusive right to provide Shenzhen uCloudlink with operational supports as well as consulting and technical services required by Shenzhen uCloudlink’s business. Pursuant to the equity interest pledge agreements, Beijing Technology’ shareholders had pledged 100% equity interests in Beijing Technology to Beijing uCloudlink, and Beijing Technology had pledged 100% equity interests in Shenzhen uCloudlink to Beijing uCloudlink, to guarantee performance by Shenzhen uCloudlink and Beijing Technology of their obligations under the option agreement, the exclusive technology consulting and services agreement, the business operation agreement and power of attorney they entered into. The spouses of the shareholders of Beijing Technology, if applicable, had each signed a spousal consent letter agreeing that the equity interests in Beijing Technology held by and registered under the name of the respective shareholders would be disposed pursuant to the contractual agreements with Beijing uCloudlink. We have evaluated the guidance in FASB ASC 810 and concluded that we are the primary beneficiary of the former VIEs for accounting purposes because of these contractual arrangements. Accordingly, under U.S. GAAP, the financial statements of the former VIEs are consolidated as part of our financial statements.

As we continued to evaluate our business plan, we have decided to adjust our business model in China, which we believe will no longer require specific certificate for offering internet access services that could fall within the scope of prohibited or restricted categories for foreign investment in Mainland China. As a result, the contractual arrangements with the former variable interest entities, or the former VIEs and their shareholders are no longer necessary. We are in the process of the restructuring to adjust our local business in China and unwind the aforementioned contractual arrangements so that the former VIEs become wholly-owned subsidiaries of Shenzhen Ucloudlink Technology Limited.

On March 17, 2022, Beijing uCloudlink, the former VIEs, the nominee shareholders of the former VIEs and the spouses of the shareholders of Beijing Technology entered into termination agreements respectively, to terminate these contractual arrangements. Beijing uCloudlink issued a confirmation letter to designate Shenzhen Ucloudlink Technology Limited., or Shenzhen Technology, to exercise the exclusive option right to purchase all equity interests of Beijing Technology from its shareholders according to the abovementioned option agreement. Accordingly, Shenzhen Technology entered into an equity interest transfer agreement with the shareholders of Beijing Technology, and was registered as the sole shareholder of Beijing Technology since March 17, 2022. All contractual arrangements were terminated since then. We believe that the Restructuring will not affect our uCloudlink 1.0 international data connectivity services in China. We will transform and carry out the PaaS and SaaS platform services in Mainland China in cooperation with local business partners, such as Beijing Huaxianglianxin Technology Company, which have the required licenses to provide local data connectivity services in Mainland China. The Restructuring is expected to complete in the third quarter of 2022. See “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the former VIEs and Their Respective Shareholders” in our 2021 Form 20-F, which is incorporated by reference.

However, our historical contractual arrangements might not be as effective as direct ownership in providing us with control over the former VIEs and the termination of these agreements may incur additional costs. There were and may also be substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of our Cayman Islands holding company with respect to our historical contractual arrangements with the former VIEs and its shareholders. It is uncertain whether any new PRC laws or regulations relating to former VIEs structures will be adopted or if adopted, what they would provide. If we or any of the former VIEs is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government determines that the contractual arrangements with the former VIEs structure did not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our shares and/or ADSs may decline in value if we are deemed to be unable to assert our contractual control rights over the assets of the former VIEs” in this prospectus.

PRC government’s significant authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations, including data security or anti-monopoly related regulations, in this nature may cause the value of such securities to significantly decline or be of little or no value. For more details, see “Risk Factors—Risks Related to Doing Business in China—The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our ADSs” in this prospectus.

Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and the value of our ADSs. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us” in our 2021 Form 20-F, which is incorporated by reference.

Cash and Asset Flows through Our Organization

We conduct our operations in China through our PRC subsidiaries and the former VIEs with which we have maintained contractual arrangements historically. PRC laws and regulations restrict and impose conditions on foreign investment in telecommunication businesses. Accordingly, we operated these businesses in China through the former VIEs. As our PRC subsidiaries and former VIEs have accumulated losses since their incorporation, none of them has declared or paid any dividends or made any distributions to their respective holding companies, including uCloudlink. In return, uCloudlink has not declared a dividend.

Prior to the completion of our initial public offering in June 2020, our sources of funds primarily consisted of pre-IPO financing through issuance of preferred shares, external borrowings and cash generated from operation. The sources of funds of the former VIEs primarily consisted of external borrowings, intercompany advances from subsidiaries and cash generated from operation. The cash proceeds from the initial public offering have been used for strategic investments and general corporate purposes, including research and development and working capital needs.

Our subsidiaries and the former VIEs conduct business transactions that include trading activities, provision of services and intercompany advances. The cash flows that have occurred between our subsidiaries and the former VIEs are summarized as the following:

	For the year ended December 31,
	2019	2020	2021
	(US$ millions)
Cash paid by former VIEs to subsidiaries, for purchase of data plans and raw materials	35.9	27.1	1.9
Cash paid by former VIEs to subsidiaries, for marketing and software licensing services	6.8	5.5	5.4
Cash paid by subsidiaries to former VIE for purchase of Wi-Fi terminals	47.8	55.9	29.4
Intercompany advances from subsidiaries to former VIEs	7.1	7.7	3.1
Repayment of intercompany advances by former VIEs	3.2	—	—

Pursuant to historical contractual agreements, Beijing uCloudlink has the exclusive rights to provide former VIEs with operational supports and consulting and technical services required by the former VIEs’ businesses. Beijing uCloudlink owns the exclusive intellectual property rights created as a result of the performance of the agreements. The technology service fee payable by the former VIEs to Beijing uCloudlink is determined by the revenue of the former VIEs less the expenditures incurred for operation and capital purpose, or at an amount subject to mutual negotiation and agreement between the parties. Since the former VIEs have incurred and accumulated losses historically, there was no service fee payable by the former VIEs to Beijing uCloudlink.

Impact of Taxation on Dividends

uCloudlink is incorporated in the Cayman Islands and conducts businesses in China through its PRC subsidiaries and the former VIEs. Under the current laws of the Cayman Islands, uCloudlink is not subject to tax on income or capital gains. In addition, upon payments of dividends to our shareholders, no Cayman Islands withholding tax will be imposed.

Our PRC subsidiaries and former VIEs have incurred cumulative losses since inception. We have no current intention to pay dividends to shareholders.

For purposes of illustration, the following discussion reflects the hypothetical taxes that might be required to be paid in China, assuming that: (i) we have taxable earnings, and (ii) we determine to pay a dividend in the future:

Hypothetical pre-tax earnings(1)	100.00
Tax on earnings at statutory rate of 25% at Beijing uCloudlink level	(25.00)
Amount to be distributed as dividend from Beijing uCloudlink to Hong Kong subsidiary(2)	75.00
Withholding tax at tax treaty rate of 5%	(3.75)
Amount to be distributed as dividend at Hong Kong subsidiary level and net distribution to uCloudlink	71.25

Notes:

(1)	For purposes of this example, the tax calculation has been simplified. The hypothetical book pre-tax earnings amount is assumed to equal Chinese taxable income.

Beijing uCloudlink and the former VIEs are parties to certain agreements relating to the provision of technology and other services by Beijing uCloudlink to the former VIEs. Under the terms of our historical contractual agreements, and by mutual agreement between Beijing uCloudlink and the former VIEs, no fees for technology services or the use of technology, brands or other intellectual property have been charged by Beijing uCloudlink to the former VIEs in any of the periods presented.

One of the former VIEs, Shenzhen uCloudlink, currently qualifies for a 15% preferential income tax rate in Mainland China. However, such rate is subject to qualification, is temporary in nature, and may not be available in a future period when distributions are paid. Beijing uCloudlink is subject to enterprise income tax of 25%.

(2)	China’s Enterprise Income Tax Law imposes a withholding income tax of 10% on dividends distributed by a Foreign Invested Enterprises (“FIE”) to its immediate holding company outside of Mainland China. A lower withholding income tax rate of 5% is applied if the FIE’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with Mainland China, subject to a qualification review at the time of the distribution. There is no incremental tax at Hong Kong subsidiary level for any dividend distribution to uCloudlink.

If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in Mainland China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and former VIEs in Mainland China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our subsidiaries and former VIEs may allocate a portion of their after-tax profits based on PRC accounting standards to discretionary surplus funds at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of Mainland China is subject to examination by the banks designated by SAFE. Some of our PRC subsidiaries will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds. The net liabilities of the former VIEs, in which we have no legal ownership, amounted to US$30 million, US$35 million and US$53 million as of December 31, 2019, 2020 and 2021, respectively. For restrictions and limitations on our ability to distribute earnings from our businesses, including subsidiaries and former VIEs, to uCloudlink and investors as well as the ability to settle amounts owed under historical VIE agreements, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of any financing outside China to make loans to or make additional capital contributions to our PRC subsidiaries and former VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Government control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” in our 2021 Form 20-F, which is incorporated by reference in this prospectus.

Summary of Risk Factors

An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment. Below please find a summary of the principal risks we and the former VIEs face, organized under relevant headings. All the legal and operational risks associated with being based in and having operations in the PRC also apply to our operations in Hong Kong. For detailed discussions, see “Risk Factors” in this prospectus and “Item 3. Key Information—D. Risk Factors” in our 2021 Form 20-F, which is incorporated by reference in this prospectus.

Risks Relating to Our Business and Industry

We and the former VIEs are subject to risks and uncertainties related to our business and industry, including, but not limited to, the following:

●	Our business has been and is likely to continue to be materially adversely affected by the outbreak of COVID-19. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—Our business has been and is likely to continue to be materially adversely affected by the outbreak of COVID-19” in our 2021 Form 20-F, which is incorporated by reference in this prospectus;

●	We depend on network operators for their wireless networks, infrastructures and data traffic, and any disruptions of or limitations on our use of such networks, infrastructures and data traffic may adversely affect our business and financial results. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—We depend on network operators for their wireless networks, infrastructures and data traffic, and any disruptions of or limitations on our use of such networks, infrastructures and data traffic may adversely affect our business and financial results” in our 2021 Form 20-F, which is incorporated by reference in this prospectus;

●	Our ability to grow our business and user base for our service may be limited unless we can continue to obtain data traffic at favorable rates. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—Our ability to grow our business and user base for our service may be limited unless we can continue to obtain data traffic at favorable rates” in our 2021 Form 20-F, which is incorporated by reference in this prospectus;

●	We are and may be subject to extensive telecommunications regulations, and any change in the regulatory environment may materially impact us. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—We are and may be subject to extensive telecommunications regulations, and any change in the regulatory environment may materially impact us” in our 2021 Form 20-F, which is incorporated by reference in this prospectus;

●	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services, and brand. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services, and brand” in our 2021 Form 20-F, which is incorporated by reference in this prospectus;

●	We are, and may in the future be, subject to intellectual property claims, which are costly to defend, could result in significant damage awards, disrupt our business operation, and could limit our ability to use certain technologies in the future. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—We are, and may in the future be, subject to intellectual property claims, which are costly to defend, could result in significant damage awards, disrupt our business operation, and could limit our ability to use certain technologies in the future” in our 2021 Form 20-F, which is incorporated by reference in this prospectus;

●	We have a limited operating history, which makes it difficult to evaluate our future prospects. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—We have a limited operating history, which makes it difficult to evaluate our future prospects” in our 2021 Form 20-F, which is incorporated by reference in this prospectus;

●	Our and the former VIEs’ business is subject to complex and evolving Chinese and international laws and regulations regarding data privacy and cybersecurity. The improper use or disclosure of data could have a material and adverse effect on our business and prospects. The improper use of disclosure of data would have a material and adverse effect on our business and prospects. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, penalties, changes to our business practices, increased cost of operations, damages to our reputation and brand, or otherwise harm our business. See “Risk Factors—Risks Related to Our Business and Industry—Our and the former VIEs’ business is subject to complex and evolving Chinese and international laws and regulations regarding data privacy and cybersecurity. The improper use or disclosure of data could have a material and adverse effect on our business and prospects. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, penalties, changes to our business practices, increased cost of operations, damages to our reputation and brand, or otherwise harm our business” in this prospectus; and

●	We face risks relating to our business partnerships and strategic alliances. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—We face risks relating to our business partnerships and strategic alliances” in our 2021 Form 20-F, which is incorporated by reference in this prospectus.

Risks Related to Our Corporate Structure

We and the former VIEs face risks and uncertainties related to the former corporate structure, including, but not limited to, the following:

●	If the PRC government determines that the contractual arrangements with the former VIEs structure did not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our shares and/or ADSs may decline in value if we are deemed to be unable to assert our contractual control rights over the assets of the former VIEs. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government determines that the contractual arrangements with the former VIEs structure did not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our shares and/or ADSs may decline in value or become worthless if we are deemed to be unable to assert our contractual control rights over the assets of the former VIEs” in this prospectus.

Risks Related to Doing Business in China

We and the former VIEs face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. The enforcement of laws and rules and regulations in China may change quickly with little advance notice, which could result in a material adverse change in our operations and the value of our ADSs. See “Risk Factors—Risks Related to Doing Business in China—Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations” in this prospectus;

●	The approval and/or other requirements of the CSRC, the CAC, or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or delay in obtaining such approval for this offering, or a rescission of obtained approval, would subject us to sanctions imposed by the CSRC or other PRC government authorities. See “Risk Factors—Risks Related to Doing Business in China—The approval and/or other requirements of the CSRC, the CAC, or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or delay in obtaining such approval for this offering, or a rescission of obtained approval, would subject us to sanctions imposed by the CSRC or other PRC government authorities” in this prospectus;

●	The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our ADSs. The Chinese government may intervene or influence our operations as the government deems appropriate to advance regulatory and social goals and policy positions. Any actions taken or policies released by the Chinese government could significantly impact our industry or limit or completely hinder our operations and cause the value of such securities to significantly decline or become worthless. See “Risk Factors—Risks Related to Doing Business in China—The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our ADSs” in this prospectus;

●	Although our current auditor can be inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors would be deprived of the benefits of such inspection. See “Risk Factors—Risks Related to Doing Business in China—Although our current auditor can be inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors would be deprived of the benefits of such inspection” in this prospectus; and

●	Our ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in China, or in 2023 if proposed changes to the law are enacted. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors—Risks Related to Doing Business in China—Our ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in China, or in 2023 if proposed changes to the law are enacted. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment” in this prospectus.

Corporate Information

uCloudlink was incorporated in the Cayman Islands in August 2014. We conduct our operations in China principally through our VIEs, as well as through our wholly owned subsidiaries. We also conduct our operations through our wholly owned subsidiaries and other entities in other countries, such as United State, the United Kingdom, Singapore, Malaysia and Japan, among others. Our American depositary shares, each representing ten Class A ordinary shares, par value US$0.00005 per share, currently trade on the Nasdaq Global Market under the symbol “UCL.”

Our principal executive offices are located at Unit 2214-Rm1, 22/F, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong. Our telephone number at this address is +852 2180-6111. Our registered office in the Cayman Islands is located at the office of Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. We have appointed Cogency Global Inc., which is located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States with an offering of securities registered by the registration statement of which this prospectus is a part. Our corporate website is www.ucloudlink.com. Information appearing on our website is not incorporated by reference into this prospectus or any applicable prospectus supplement.

Additional information about uCloudlink is included in the documents incorporated by reference in this prospectus, including our annual report on Form 20-F for our fiscal year ended December 31, 2021 filed with the SEC on April 27, 2022. See “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described below and in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment. All the legal and operational risks associated with being based in and having operations in the PRC also apply to our operations in Hong Kong.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

Risks Related to Our Business and Industry

Our and the former VIEs’ business is subject to complex and evolving Chinese and international laws and regulations regarding data privacy and cybersecurity. The improper use or disclosure of data could have a material and adverse effect on our business and prospects. The improper use of disclosure of data would have a material and adverse effect on our business and prospects. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, penalties, changes to our business practices, increased cost of operations, damages to our reputation and brand, or otherwise harm our business.

Our business generates and processes a large quantity of data. We face risks inherent in handling and protecting large volume of data. In particular, we face a number of challenges relating to data from transactions and other activities on our platforms, including:

●	protecting the data in and hosted on our system, including against attacks on our system by outside parties or fraudulent behavior or improper use by our employees;

●	addressing concerns related to privacy and sharing, safety, security and other factors; and

●	complying with applicable laws, rules and regulations relating to the collection, use, storage, transfer, disclosure and security of personal information, including any requests from regulatory and government authorities relating to these data.

Many jurisdictions, including the United States, the European Union and China, continue to consider the need for greater regulation or reform to the existing regulatory frameworks for data privacy and data protection. If any data that we possess belongs to data categories that are subject to heightened scrutiny, we may be required to adopt stricter measures for protection and management of such data. In the United States, all 50 states have now passed laws to regulate the actions that a business must take in the event of a data breach, such as prompt disclosure and notification to affected users and regulatory authorities. In addition to the data breach notification laws, some states have also enacted statutes and rules governing the ways in which businesses may collect, use, and retain personal information, granting data privacy rights to certain individuals, or requiring businesses to reasonably protect certain types of personal information they hold or otherwise comply with certain specified data security requirements for personal information. One such example is the California Consumer Privacy Act, which came into effect in 2020. The U.S. federal and state governments will likely continue to consider the need for greater regulation aimed at restricting certain uses of personal data, including for the purposes of targeted advertising. In the European Union, or EU, the General Data Protection Regulation, or GDPR, which came into effect in 2018, increased our burden of regulatory compliance and required us to change certain of our data privacy and security practices in order to achieve compliance. The GDPR implements stringent operational requirements for processors and controllers of personal data, including, for example, requiring expanded disclosures about how personal information is to be used, limitations on retention of information, mandatory data breach notification requirements, and higher standards for data controllers to demonstrate that they have obtained either valid consent or have another legal basis in place to justify their data processing activities. The GDPR provides that EU member states may make their own additional laws and regulations in relation to certain data processing activities, which could further limit our ability to use and share personal data and could require localized changes to our operating model. Recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal information from the EU to “third countries,” especially the United States. For example, last year the Court of Justice of the EU invalidated the EU-U.S. Privacy Shield Framework (a mechanism for the transfer of personal information from the EU to the US) and made clear that reliance on standard contractual clauses (another such mechanism) alone may not be sufficient in all circumstances. In addition, after the United Kingdom, or UK, left the EU, the UK enacted the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK’s departure from the EU has also created complexity and uncertainty regarding transfers between the UK and the EU. Under both the GDPR and UK GDPR, fines of up to €20 million (£17.5 million) or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, may be assessed for non-compliance, which significantly increases our potential financial exposure if we fail to comply with all requirements under such laws.

In the PRC, governmental authorities have enacted a series of laws and regulations to enhance the protection of privacy and data. The PRC regulatory and enforcement regime with regard to data security and data protection is evolving and may be subject to different interpretations or significant changes. Moreover, different PRC regulatory bodies, including the Standing Committee of the NPC, the Ministry of Industry and Information Technology, or the MIIT, the CAC, the MPS and the State Administration for Market Regulation (the “SAMR”), have enforced data privacy and protections laws and regulations with varying standards and applications. The Cybersecurity Law of the PRC and relevant regulations require network operators, which may include us, to ensure the security and stability of the services provided via network and protect individual privacy and the security of personal data in general by requiring the consent of internet users prior to the collection, use or disclosure of their personal data. Under the Cybersecurity Law, the owners and administrators of networks and network service providers have various personal information security protection obligations, including restrictions on the collection and use of personal information of users, and they are required to take steps to prevent personal data from being divulged, stolen, or tampered with. See “Item 4. Information on the Company—B. Business Overview—Regulation—Regulations Related to Internet Information Security and Personal Information Protection.” and “—Regulations Related to Personal Information Protection” in our 2021 Form 20-F, which is incorporated herein by reference.

Pursuant to the Review Measures, critical information infrastructure operators that purchase network products and services and data processing operators engaging in data processing activities that affect or may affect national security must be subject to the cybersecurity review. However, there remain uncertainties regarding the further interpretation and implementation of those laws and regulations. For example, the scope of “core data” and “important data,” two important concepts in the PRC Data Security Law, are yet to be determined. It is uncertain whether and when the draft Regulations on the Network Data Security will be adopted, and if the adopted version will contain the same provisions as the draft Regulations. We face uncertainties as to whether we should obtain such clearance as a listed company in the United States and whether such clearance can be timely obtained, or at all. In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. The relevant regulatory authorities in China continue to monitor the websites and apps in relation to the protection of personal data, privacy and information security, and may impose additional requirements from time to time. The relevant regulatory authorities also publicize, from time to time, their monitoring results and require relevant enterprises listed in such notices to rectify non-compliance. If any of our mobile apps is found not in compliance with these regulations, we could be subject to penalties, including revocation of our business licenses and permits. As of the date of this prospectus, no detailed rules or implementation rules have been issued by any authority and we have not been informed that we are a critical information infrastructure operator by any government authorities.

On August 17, 2021, the State Council promulgated the Regulations on Security Protection of Critical Information Infrastructure, which became effective on September 1, 2021. Pursuant to the Regulations on Protection of Critical Information Infrastructure, critical information infrastructure refers to any important network facilities or information systems of an important industry or field such as public communication and information service, energy, transport, water conservation, finance, public services, e-government affairs and national defense science, and other industries and sectors that may endanger national security, people’s livelihood and public interest in case of damage, function loss or data leakage. In addition, relevant administration departments of each critical industry and sector are responsible for formulating eligibility criteria and determining the critical information infrastructure in the respective industry or sector. The operators will be informed about the final determination as to whether they are categorized as critical information infrastructure operators, or CIIOs. As of the date of this prospectus, no detailed rules or interpretation has been issued and we have not been informed as a CIIO by any governmental authorities. Furthermore, the exact scope of CIIOs, under the current regulatory regime remains unclear, and the PRC governmental authorities may have discretion in the interpretation and enforcement of these laws and regulations. Therefore, it is uncertain whether we would be deemed as a CIIO under PRC law.

On August 20, 2021, the Standing Committee of the National People’s Congress of the PRC, or the SCNPC, promulgated the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021. Our mobile apps and websites only collect basic user personal information that is necessary to provide the corresponding services. We do not collect any sensitive personal information or other excessive personal information that is not related to the corresponding services. We update our privacy policies from time to time to meet the latest regulatory requirements of Cyberspace Administration of China and other authorities and adopt technical measures to protect data and ensure cybersecurity in a systematic way. Nonetheless, the Personal Information Protection Law raises the protection requirements for processing personal information, and many specific requirements of the Personal Information Protection Law remain to be clarified by the Cyberspace Administration of China, other regulatory authorities, and courts in practice. We may be required to make further adjustments to our business practices to comply with the personal information protection laws and regulations.

Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, we cannot assure you that we will be compliant with such new laws, regulations and obligations in all respects, and we may be ordered to rectify and terminate any actions that are deemed non-compliant by the regulatory authorities and become subject to fines and other sanctions. In general, we expect that data security and data protection compliance will receive greater attention and focus from regulators, both domestically and globally, as well as attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, we could become subject to penalties, including fines, suspension of business and website, taken down of our operating applications, revocation of required licenses and other penalties, and our reputation and results of operations could be materially and adversely affected.

In addition to the above, many jurisdictions including, for example, Indonesia, have adopted or are adopting new data privacy and data protection laws that may impose further onerous compliance requirements, such as data localization, which prohibits companies from storing data relating to resident individuals in data centers outside the jurisdiction. The proliferation of such laws within jurisdictions and countries in which we operate may result in conflicting and contradictory requirements.

In order for us to maintain or achieve compliance with applicable laws as they come into effect, it may require substantial expenditures of resources to continually evaluate our policies and processes and adapt to new requirements that are or become applicable to us. Complying with any additional or new regulatory requirements on a jurisdiction-by-jurisdiction basis may impose significant burdens and costs on our operations or require us to alter our business practices. While we strive to protect our users’ privacy and data security and to comply with data protection laws and regulations applicable to us, however, we cannot assure that our existing user information protection system and technical measures will be considered sufficient under all applicable laws and regulations in all respects. Any failure or perceived failure by us to comply with applicable data privacy laws and regulations, including in relation to the collection of necessary end-user consents and providing end-users with sufficient information with respect to our use of their personal data, may result in fines and penalties imposed by regulators, governmental enforcement actions (including enforcement orders requiring us to cease collecting or processing data in a certain way), litigation and/or adverse publicity. Proceedings against us—regulatory, civil or otherwise—could force us to spend money and devote resources in the defense or settlement of, and remediation related to, such proceedings. Our international business expansion could be adversely affected if the existing or future laws and regulations are interpreted or implemented in a manner that is inconsistent with our current business practices or requires changes to these practices. If these laws and regulations materially limit our ability to collect, transfer, and use user data, our ability to continue our current operations without modification, develop new services or features of the products and expand our user base may be impaired, and our operation and financial results could be negatively affected.

Risks Related to Our Corporate Structure

If the PRC government determines that the contractual arrangements with the former VIEs structure did not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our shares and/or ADSs may decline in value if we are deemed to be unable to assert our contractual control rights over the assets of the former VIEs.

The Regulations for the Administration of Foreign-Invested Telecommunications Enterprises, promulgated by the State Council on December 11, 2001 and last amended with immediate effect on February 6, 2016, requires foreign-invested value-added telecommunications enterprises in the PRC to be established as Sino-foreign joint ventures, and foreign investors shall not acquire more than 50% of the equity interest of such an enterprise. In addition, the main foreign investor who invests in such an enterprise shall demonstrate a good track record and experience in such industry. Moreover, the joint ventures must obtain approvals from the MIIT and the Ministry of Commerce of the PRC (“MOFCOM”), or their authorized local counterparts, before launching the value-added telecommunications business in the PRC. On March 29, 2022, the Decision of the State Council on Revising and Repealing Certain Administrative Regulations, which took effect on May 1, 2022, was promulgated to amend certain provisions of regulations including the Provisions on the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises (2016 Revision), the requirement for major foreign investor to demonstrate a good track record and experience in operating value-added telecommunications businesses is deleted.

The Special Administrative Measures (Negative List) for Access of Foreign Investment (2021 version) (the “Negative List”) was jointly promulgated by the National Development and Reform Commission of the PRC (“NDRC”) and MOFCOM on December 27, 2021 and came into effect on January 1, 2022. According to the Negative List, the proportion of foreign investments in an entity engages in value-added telecommunications business (except for e-commerce, domestic multi-party communications, storage-forwarding and call centers) shall not exceed 50%.

Accordingly, none of our subsidiaries is eligible to provide commercial internet content or other value-added telecommunication service, which foreign-owned companies are or restricted from conducting in Mainland China. To comply with PRC laws and regulations, we have conducted such business activities to offer internet access services through the former VIEs in China. Beijing uCloudlink has entered into contractual arrangements with the former VIEs and their respective shareholders, and such contractual arrangements enable us to exercise effective control over, receive substantially all of the economic benefits of, and have an exclusive option to purchase all or part of the equity interest and assets in the former VIEs when and to the extent permitted by PRC law. Because of these contractual arrangements, we are the primary beneficiary of the former VIEs in China for accounting purposes for the effective period of these contractual arrangements. Accordingly, under U.S. GAAP, the financial statements of the former VIEs are consolidated as part of our financial statements for the years ended December 31, 2019, 2020 and 2021 in this prospectus.

As we continued to evaluate our business plan, we have decided to adjust our business model in China. We are in the process of the Restructuring to adjust our local business in China and unwind the aforementioned contractual arrangements so that the former VIEs become wholly-owned subsidiaries of Shenzhen Ucloudlink Technology Limited. On March 17, 2022, the equity of the former VIEs was transferred to Shenzhen Ucloudlink Technology Limited, and the original VIE agreements were terminated. The Restructuring is expected to complete in the third quarter of 2022. See “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the former VIEs and Their Respective Shareholders” in our 2021 Form 20-F, which is incorporated herein by reference.

Although we are in the process of Restructuring and the contractual agreements with the former VIEs have been terminated on March 17, 2022, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that established the former VIE structure for our operations in China, including potential future actions by the PRC government, which may retroactively affect the enforceability and legality of our historical contractual arrangements with the former VIEs and, consequently, significantly affect the historical financial condition and results of operations of the former VIEs, and our ability to consolidate the results of the former VIEs into our consolidated financial statements for the periods prior to the completion of the Restructuring. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, and such changes may be retroactively applied to our historical contractual arrangements, we could be subject to severe penalties and our control over the former VIEs may be rendered ineffective, which could result in potential restatement of our financial statements for the years ended December 31, 2019, 2020 and 2021 included in this prospectus. As a result, our shares and/or ADSs may decline in value or become worthless.

Risks Related to Doing Business in China

The approval and/or other requirements of the CSRC, the CAC, or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or delay in obtaining such approval for this offering, or a rescission of obtained approval, would subject us to sanctions imposed by the CSRC or other PRC government authorities.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to any public securities offerings on an overseas stock exchange. The interpretation and application of the regulations remain unclear. If a governmental approval is required, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the requisite governmental approval for an offering, or a rescission of such CSRC approval if obtained by us, may subject us to sanctions imposed by the relevant PRC regulatory authority, which could include fines and penalties on our and the former VIEs’ operations in China, restrictions or limitations on our ability to pay dividends outside of Mainland China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

Our PRC counsel, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval under the M&A Rules for an offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether our offerings are subject to this regulation; and (ii) we did not acquire any equity interests or assets of a “PRC domestic company” as such terms are defined under the M&A Rules.

However, our PRC counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC governmental authorities, including the CSRC, would reach the same conclusion as our PRC counsel, and hence, we may face regulatory actions or other sanctions from them. Furthermore, relevant PRC governmental authorities promulgated the Opinions on Strictly Cracking Down Illegal Securities Activities, which provided that the administration and supervision of overseas-listed China-based companies will be strengthened, and the special provisions of the State Council on overseas issuance and listing of shares by such companies will be revised, clarifying the responsibilities of domestic industry competent authorities and regulatory authorities. However, the Opinions on Strictly Cracking Down Illegal Securities Activities were still leaving uncertainties regarding the interpretation and implementation of these opinions. It is possible that any new rules or regulations may impose additional requirements on us. Furthermore, the Review Measures required that, in addition to network products and services acquired by critical information infrastructure operators, online platform operators are also subject to cybersecurity review if they carry out data processing activities that affect or may affect national security, and online platform operators listing in a foreign country with more than one million users’ personal information data must apply for a cybersecurity review with the Cybersecurity Review Office. According to the Data Export Measures, any data processor who processes or exports personal information exceeding a certain volume threshold pursuant to the measures shall apply for a security assessment by the CAC before transferring any personal information abroad. The security assessment requirement also applies to any transfer of important data outside of China. As uncertainties remain regarding to what extent we would be subject to such measures, we cannot assure you that we will be able to comply with such regulations in all respects, and we may be ordered to rectify or terminate any actions that may be deemed illegal by regulatory authorities. It is uncertain whether we would be deemed as a CIIO, an online platform operator, or a data processor transferring important data outbound, which is under the censorship of the Review Measure or the Data Export Measures in the future. In the event that we become under investigation or review by the CAC, we may have to substantially change our current business and our operations may be materially and adversely affected. If it is determined in the future that CSRC approval or other procedural requirements are required to be met for and prior to an offering, it is uncertain whether we can or how long it will take us to obtain such approval or complete such procedures and any such approval could be rescinded. Any failure to obtain or delay in obtaining such approval or completing such procedures for an offering, or a rescission of any such approval, could subject us to sanctions by the relevant PRC governmental authorities. The governmental authorities may impose restrictions and penalties on our operations in China, such as the suspension of our apps and services, revocation of our licenses, or shutting down part or all of our operations, limit our ability to pay dividends outside of Mainland China, delay or restrict the repatriation of the proceeds from an offering into Mainland China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The PRC governmental authorities may also take actions requiring us, or making it advisable for us, to halt an offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the PRC governmental authorities later promulgate new rules or explanations requiring that we obtain their approvals for filings, registrations or other kinds of authorizations for an offering, we cannot assure you that we can obtain the approval, authorizations, or complete required procedures or other requirements in a timely manner, or at all, or obtain a waiver of the requisite requirements if and when procedures are established to obtain such a waiver.

On December 24, 2021, the CSRC and relevant departments of the State Council published the Draft Administrative Provision and the Draft Filing Measures, collectively with other relevant regulations, the Draft Rules Regarding Overseas Listings, to regulate overseas securities offerings and listings by China-based companies, are available for public consultation. The Draft Rules Regarding Overseas Listing aims to lay out the regulatory filing requirements for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

The Draft Rules Regarding Overseas Listings, among other things, stipulate that, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within 3 working days. The required filing materials for an initial public offering and listing should include but not limited to record-filing report and related undertakings; compliance certificate from the primary regulator of the applicant’s business; filing or approval documents (if applicable); security assessment opinion issued by related departments (if applicable); PRC legal opinion; and the prospectus. In addition, China-based companies may be prohibited from overseas offerings and listings (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the applicants’ equity interests, major assets, core technologies, etc.; (4) if, in the past three years, the applicants’ domestic enterprises or controlling shareholders or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives of the applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Administration Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfill the filing requirements or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, regulators may issue an order to suspend relevant businesses or halt operations for rectification, and revoke relevant business permits or operational licenses.

On April 2, 2022, the CSRC published the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (Draft for Comments), or the Draft Provisions on Confidentiality and Archives Administration, which was open for public comments until April 17, 2022. The Draft Provisions on Confidentiality and Archives Administration requires that, in the process of overseas issuance and listing of securities by domestic entities, the domestic entities, and securities companies and securities service institutions that provide relevant securities service shall strictly implement the provisions of relevant laws and regulations and the requirements of these provisions, establish and improve rules on confidentiality and archives administration. Where the domestic entities provide with or publicly disclose documents, materials or other items related to the state secrets and government work secrets to the relevant securities companies, securities service institutions, overseas regulatory authorities, or other entities or individuals, the companies shall apply for approval of competent departments with the authority of examination and approval in accordance with law and report the matter to the secrecy administrative departments at the same level for record filing. Where there is unclear or controversial whether or not the concerned materials are related to state secrets, the materials shall be reported to the relevant secrecy administrative departments for determination. However, the Draft Provisions on Confidentiality and Archives Administration have not yet been settled or become effective, and there remain uncertainties regarding the further interpretation and implementation of the Draft Provisions on Confidentiality and Archives Administration.

As of the date of this prospectus, we have not received any inquiry or notice or any objection to this offering from the CSRC, the CAC or any other PRC governmental authorities that have jurisdiction over our operations. However, given the current regulatory environment in the PRC, there remains uncertainty regarding the interpretation and enforcement of PRC laws, which can change quickly with little notice in advance and subject to any future actions within the discretion of PRC authorities.

Although the Draft Rules Regarding Overseas Listing and the Relevant Officials of the CSRC Answered Reporter Questions on December 24, 2021 provides that companies with VIE structure are eligible to list overseas after filing with the CSRC and if complying with domestic laws and regulations, there is no specific rules regarding the compliance conditions. In addition, the CSRC may consult relevant competent authorities if needed and the consulting period is uncertain, which may delay the filing procedure or, the securities regulatory agency under the State Council and competent authorities under the State Council may impose a postponement or termination of the intended overseas offering and listing, and cancel the corresponding filing if the intended overseas offering and listing has been filed. The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas List on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the ADSs, cause significant disruption to our business operations and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause the ADSs to significantly decline in value or become worthless.

Although our current auditor can be inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors would be deprived of the benefits of such inspection.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our previous auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities. Our current auditor is a Singapore-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB.

The PCAOB is currently unable to conduct inspections in China without the approval of Chinese government authorities. If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our ADSs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in China, or in 2023 if proposed changes to the law are enacted. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The Holding Foreign Companies Accountable Act, or the HFCAA, was signed into law on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection for the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements of the HFCAA, pursuant to which the SEC will identify an issuer as a “Commission Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. The PCAOB identified our previous auditor as one of the registered public accounting firms that the PCAOB is unable to inspect or investigate completely. In May 2022, in connection with its implementation of the HFCAA, the SEC conclusively named the company as a “Commission-Identified Issuer” following the filing of the company’s 2021 Form 20-F with the SEC on April 27, 2022.

Our current auditor is based in Singapore and is subject to inspection by the PCAOB on a regular basis. Recent developments with respect to audits of China-based companies create uncertainty about the ability of our current auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. We cannot assure you whether regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely our current auditor, then such lack of inspection could cause trading in our securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist our securities. If our shares and ADSs are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our ADSs. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

On June 22, 2021, the U.S. Senate passed a bill which would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On February 4, 2022, the U.S. House of Representatives passed a bill which contained, among other things, an identical provision. If this provision is enacted into law and the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA is reduced from three years to two, then our shares and ADSs could be prohibited from trading in the United States in 2023.

The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our ADSs.

We have conducted our business in China primarily through the former variable interest entities and their subsidiaries. Our operations in China are governed by PRC laws and regulations. The PRC government has significant oversight over the conduct of our business, and may intervene or influence our operations as the government deems appropriate to advance regulatory and social goals and policy positions. The PRC government deems appropriate to advance regulatory and social goals and policy positions. The PRC government has recently published new policies that significantly affected certain industries and we cannot rule out the possibility that it will in the future release regulations or policies that directly or indirectly affect our industry or require us to seek additional permission to continue our operations, which could result in a material adverse change in our operation and/or the value of our ADSs. Therefore, investors of our company and our business face potential uncertainty from actions taken by the PRC government affecting our business.

Uncertainties exist with respect to the interpretation and implementation of Anti-Monopoly Guidelines for Internet Platforms and how it may impact our business operations.

In February 2021, the Anti-Monopoly Guidelines for Internet Platforms was promulgated by the Anti-monopoly Commission of the PRC State Council. The Anti-Monopoly Guidelines for Internet Platforms is consistent with the Anti-Monopoly Law of the PRC and prohibits monopoly agreements, abuse of dominant position and concentration of undertakings that may have the effect of eliminating or restricting competitions in the field of platform economy. More specifically, the Anti-Monopoly Guidelines for Internet Platforms outlines certain practices that may, if without justifiable reasons, constitute abuse of dominant position, including without limitation, tailored pricing using big data and analytics, actions or arrangements seen as exclusivity arrangements, using technology means to block competitors’ interface, using bundled services to sell services or products, and compulsory collection of user data. Besides, Anti-Monopoly Guidelines for Internet Platforms expressly states that concentration involving VIE will also be subject to antitrust filing requirements.

In April 2021, the SAMR, together with certain other PRC government authorities convened an administrative guidance meeting, focusing on unfair competition acts in community group buying, self-inspection and rectification by major internet companies of possible violations of anti-monopoly, anti-unfair competition, tax and other related laws and regulations, and requesting such companies to comply with relevant laws and regulations strictly and be subject to public supervision. In addition, many internet companies, including the over 30 companies which attended such administrative guidance meeting, are required to conduct a comprehensive self-inspection and make necessary rectification accordingly. The SAMR has stated it will organize and conduct inspections on the companies’ rectification results. If the companies are found to conduct illegal activities, more severe penalties are expected to be imposed on them in accordance with the laws.

Since the Anti-Monopoly Guidelines for Internet Platforms are relatively new, uncertainties still exist in relation to its interpretation and implementation, although we do not believe we engage in any foregoing situations, we cannot assure you that our business operations will comply with such regulation in all respects, and any failure or perceived failure by us to comply with such regulation may result in governmental investigations, fines and/or other sanctions on us.

USE OF PROCEEDS

Except as may be described otherwise in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes.

We will not receive any proceeds from the sale of securities by the selling shareholder.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2022 on an actual basis.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the notes thereto in our annual report on Form 20-F for our fiscal year ended December 31, 2021 filed with the SEC on April 27, 2022.

March 31, 2022
USD
(in thousands, except for share data)
Indebtedness:
Short term borrowings	6,160
Convertible promissory notes	4,174
Financial derivative instrument	672
Shareholders’ Equity:
Class A ordinary shares, (US$0.00005 par value; 1,700,000,000 shares authorized; 161,005,220 shares issued and outstanding and 167,674,670 shares issued and outstanding as of March 31, 2021 and 2022, respectively)	8
Class B ordinary shares, (US$0.00005 par value; 200,000,000 shares authorized; 122,072,980 shares issued and outstanding and 122,072,980 shares issued and outstanding as of March 31, 2021 and 2022, respectively)	6
Additional paid-in capital	230,973
Accumulated other comprehensive loss	(494)
Accumulated losses	(217,439)
Total shareholders’ equity	13,054

CERTAIN FINANCIAL INFORMATION

Financial Results

The following unaudited consolidated statements of comprehensive loss data for the three months ended March 31, 2021 and 2022, unaudited consolidated balance sheet data as of March 31, 2022, and unaudited summary consolidated statements of cash flow data for the three months ended March 31, 2021 and 2022, have been prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

The following table presents our unaudited consolidated statements of comprehensive loss data for the periods indicated:

	For the three months ended
	March 31, 2021	March 31, 2022
	(US$ thousands)
Unaudited Consolidated Statements of Comprehensive Loss Data:
Revenues	17,694	15,613
Revenues from services	8,383	9,827
Sales of products	9,311	5,786
Cost of revenues	(12,163)	(9,778)
Cost of services	(5,370)	(5,011)
Cost of products sold	(6,793)	(4,767)
Gross profit	5,531	5,835
Research and development expenses	(3,799)	(2,682)
Sales and marketing expenses	(3,441)	(2,787)
General and administrative expenses	(10,948)	(4,580)
Other expense, net	(2,664)	(3,336)
Loss from operations	(15,321)	(7,550)
Interest income	4	3
Interest expenses	(39)	(162)
Amortization of beneficial conversion feature	—	(219)
Loss before income tax	(15,356)	(7,928)
Income tax expenses	—	(1)
Share of profit in equity method investment, net of tax	—	14
Net loss	(15,356)	(7,915)
Attributable to:
Equity holders of the Company	(15,356)	(7,915)
Loss per share for Class A and Class B ordinary shares
Basic	(0.05)	(0.03)
Diluted	(0.05)	(0.03)
Loss per ADS (10 Class A shares equal to 1 ADS)
Basic	(0.54)	(0.27)
Diluted	(0.54)	(0.27)
Shares used in earnings per Class A and Class B ordinary share computation:
Basic	282,716,985	289,158,353
Diluted	282,716,985	289,158,353
Net loss	(15,356)	(7,915)
Other comprehensive loss, net of tax
Foreign currency translation adjustment	715	(48)
Total comprehensive loss	(14,641)	(7,963)

Note:

(1)	See “—Recent Developments—Non-GAAP Financial Measures.”

The following table presents our condensed consolidated balance sheet data for the periods indicated:

	As of December 31,	As of March 31,
	2021	2022
	(US$ thousands)
Consolidated Balance Sheet Data
ASSETS
Current assets
Cash and cash equivalents	7,868	11,010
Short-term deposit	196	196
Accounts receivable, net	14,923	14,820
Inventories	6,133	5,072
Prepayments and other current assets	6,225	5,442
Other investments	12,587	12,766
Amounts due from related parties	1,153	861
Total current assets	49,085	50,167
Non-current assets
Prepayments	1,310	1,115
Long-term investments	1,867	1,888
Other investments	12,058	8,971
Property and equipment, net	1,796	1,529
Intangible assets, net	1,009	974
Total non-current assets	18,040	14,477
TOTAL ASSETS	67,125	64,644
LIABILITIES
Current liabilities
Short term borrowings	3,177	6,160
Accrued expenses and other liabilities	27,580	27,434
Accounts payable	12,986	9,972
Amounts due to related parties	1,453	1,344
Contract liabilities	1,575	1,586
Convertible promissory notes	—	4,174
Financial derivative instrument	—	672
Total current liabilities	46,771	51,342
Non-current liabilities
Other non-current liabilities	262	248
Total non-current liabilities	262	248
TOTAL LIABILITIES	47,033	51,590
SHAREHOLDERS’ EQUITY
Class A ordinary shares	8	8
Class B ordinary shares	6	6
Additional paid-in capital	230,048	230,973
Accumulated other comprehensive loss	(446)	(494)
Accumulated losses	(209,524)	(217,439)
TOTAL SHAREHOLDERS’ EQUITY	20,092	13,054
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	67,125	64,644

The following table presents our unaudited condensed consolidated cash flow data for the periods indicated:

	For the three months ended
	March 31, 2021	March 31, 2022
Unaudited condensed consolidated statements of cash flows	(US$ thousands)
Net cash used in operating activities	(6,708)	(4,438)
Net cash (used in)/generated from investing activities	(285)	7
Net cash generated from financing activities	1,896	7,721
(Decrease)/increase in cash, cash equivalents and restricted cash	(5,097)	3,290
Cash, cash equivalents at beginning of the period	30,226	7,868
Effect of exchange rates on cash, cash equivalents	(414)	(148)
Cash, cash equivalents at end of the period	24,715	11,010

Three months ended March 31, 2022 compared to three months ended March 31, 2021

Revenues

Our revenues decreased by 11.8% from US$17.7 million for the three months ended March 31, 2021 to US$15.6 million for the three months ended March 31, 2022. This decrease was mainly due to the decrease in revenues from sales of products.

Revenues from Services. Our revenues from services increased by 17.2% from US$8.4 million for the three months ended March 31, 2021 to US$9.8 million for the three months ended March 31, 2022, which was primarily due to the increase in revenues from local data connectivity services.

●	Our revenues from data connectivity services increased by 19.1% from US$6.1 million for the three months ended March 31, 2021 to US$7.2 million for the three months ended March 31, 2022. This increase was primarily attributable to an increase in revenues from local data connectivity services from US$0.6 million for the three months ended March 31, 2021 to US$1.6 million for the three months ended March 31, 2022, and an increase in revenues from international data connectivity services from US$5.5 million for the three months ended March 31, 2021 to US$5.6 million for the three months ended March 31, 2022. The increase in revenues from local data connectivity services was mainly due to our continuous development in Southeast Asia, North America and Japan.

●	Our revenues from PaaS and SaaS services increased by 7.8% from US$2.3 million for the three months ended March 31, 2021 to US$2.5 million for the three months ended March 31, 2022. This increase was primarily attributable to the expansion in the number of our business partners that use our PaaS and SaaS services to provide local data connectivity services.

Revenues from Sales of Products. Our revenues from sales of products decreased by 37.9% from US$9.3 million for the three months ended March 31, 2021 to US$5.8 million for the three months ended March 31, 2022, which was primarily due to the continuous negative impact of the COVID-19 pandemic.

Cost of revenues

Our cost of revenues decreased by 19.6% from US$12.2 million for the three months ended March 31, 2021 to US$9.8 million for the three months ended March 31, 2022. The decrease was mainly attributable to the decline in revenues from sales of products for the three months ended March 31, 2022. In particular, our cost of services decreased by 6.7% from US$5.4 million for the three months ended March 31, 2021 to US$5.0 million for the three months ended March 31, 2022, and our cost of products sold decreased by 29.8% from US$6.8 million for the three months ended March 31, 2021 to US$4.8 million for the three months ended March 31, 2022.

Gross profit and margin

As a result of the foregoing, our total gross profit slightly increased to US$5.8 million for the three months ended March 31, 2022 from US$5.5 million for the same period in 2021. Our gross margin increased from 31.3% for the three months ended March 31, 2021 to 37.4% for the three months ended March 31, 2022. The increase in our overall gross margin was primarily due to the increase in the margin related to services.

Operating expenses

Research and development expenses. Our research and development expenses decreased by 29.4% from US$3.8 million for the three months ended March 31, 2021 to US$2.7 million for the three months ended March 31, 2022. The decrease was primarily due to a decrease of US$0.6 million in professional service fees, a decrease of US$0.2 million in staff costs related to cost control measures and a decrease of US$0.2 million in share-based compensation expenses.

Sales and marketing expenses. Our sales and marketing expenses decreased by 19.0% from US$3.4 million for the three months ended March 31, 2021 to US$2.8 million for the three months ended March 31, 2022. The decrease was primarily due to a decrease of US$0.4 million in staff costs related to cost control measures and a decrease of US$0.3 million in share-based compensation expenses.

General and administrative expenses. Our general and administrative expenses decreased by 58.2% from US$10.9 million for the three months ended March 31, 2021 to US$4.6 million for the three months ended March 31, 2022. The decrease was primarily due to a decrease of US$4.4 million in share-based compensation expenses, a decrease of US$1.4 million in professional service fees and a decrease of US$0.7 million in staff costs related to cost control measures.

Loss from operations

As a result of the foregoing, we had loss from operations of US$7.6 million for the three months ended March 31, 2022, compared to loss from operations of US$15.3 million for the three months ended March 31, 2021.

Interest expenses

We had interest expenses of US$0.04 million and US$0.2 million for the three months ended March 31, 2021 and 2022, respectively.

Net loss

As a result of the foregoing, we had net loss of US$7.9 million for the three months ended March 31, 2022, compared to net loss of US$15.4 million for the three months ended March 31, 2021.

Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles in the United States, or GAAP, this registration statement presents, adjusted net loss and adjusted EBITDA, as supplemental measures to review and assess our operating performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. Adjusted net loss is defined as net loss excluding share-based compensation, fair value gain/loss in other investments and share of profit/loss in equity method investment, net of tax. Adjusted EBITDA is defined as net loss excluding share-based compensation, fair value gain/loss in other investments, share of profit/loss in equity method investment, net of tax, interest expense, income tax expenses and depreciation and amortization.

We believe that adjusted net loss and adjusted EBITDA help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that are included in loss from operations and net loss. We believe that adjusted net loss and adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in our financial and operational decision-making.

The non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. The non-GAAP financial measures have limitations as analytical tools. One of the key limitations of using adjusted net loss and adjusted EBITDA is that they do not reflect all items of income and expense that affect our operations. Share-based compensation, fair value gain/loss in other investments and share of profit/loss in equity method investment, net of tax, have been and may continue to be incurred in our business and is not reflected in the presentation of adjusted net loss. Further, the non-GAAP financial measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore their comparability may be limited.

We compensate for these limitations by reconciling the non-GAAP financial measure to the nearest U.S. GAAP performance measure, all of which should be considered when evaluating our performance. We encourage you to review our financial information in our entirety and not rely on a single financial measure.

The following table reconciles our adjusted net loss to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net loss, for the periods presented:

	For the three months ended
	March 31, 2021	March 31, 2022
	(US$ thousands)
Reconciliation of Net Loss to Adjusted Net Loss
Net loss	(15,356)	(7,915)
Add: share-based compensation	5,547	700
fair value loss in other investments	2,524	2,909
Less: share of profit in equity method investment, net of tax	—	(14)
Adjusted net loss	(7,285)	(4,320)

The following table reconciles our adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net loss, for the periods presented:

	For the three months ended
	March 31, 2021	March 31, 2022
	(US$ thousands)
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	(15,356)	(7,915)
Add:
Interest expense	39	162
Income tax expenses	—	1
Depreciation and amortization	576	294
EBITDA	(14,741)	(7,458)
Add: share-based compensation	5,547	700
fair value loss in other investments	2,524	2,909
Less: share of profit in equity method investment, net of tax	—	(14)
Adjusted EBITDA	(6,670)	(3,863)

Financial Information Related to the Consolidated Former Variable Interest Entities

Set forth below are the condensed consolidating schedule showing the financial position, results of operations and cash flows for the parent company, the WFOE, subsidiaries, and the former VIEs, elimination and consolidated total (in thousands of US$) as of and for the years ended December 31, 2019, 2020 and 2021.

Selected Condensed Consolidated Statements of Operations and Comprehensive (Loss)/Income Data

	For the year ended December 31,
	2019						2020						2021
	Parent	Former VIEs	WFOE	Other Subsidiaries	Elimination	Consolidated Total	Parent	Former VIEs	WFOE	Other Subsidiaries	Eliminations	Consolidated Total	Parent	Former VIEs	WFOE	Other Subsidiaries	Eliminations	Consolidated Total
Condensed Consolidating Schedule of Results of Operations
Revenues(2)	—	82,054	144	153,340	(77,157)	158,381	—	55,014	16	98,587	(64,048)	89,569	—	30,979	—	84,916	(42,071)	73,824
Third-party revenues	—	38,913	144	119,324	—	158,381	—	7,073	16	82,480	—	89,569	—	3,726	—	70,098	—	73,824
Inter-company revenues	—	43,141	—	34,016	(77,157)	—	—	47,941	—	16,107	(64,048)	—	—	27,253	—	14,818	(42,071)	—
Cost of revenues(2)	—	(49,115)	(127)	(106,353)	62,132	(93,463)	—	(37,636)	(18)	(82,406)	58,796	(61,264)	—	(26,553)	—	(62,841)	37,404	(51,990)
Third-party cost of revenues	—	(30,907)	—	(62,556)	—	(93,463)	—	(8,706)	—	(52,558)	—	(61,264)	—	(4,867)	—	(47,123)	—	(51,990)
Inter-company cost of revenues	—	(18,208)	(127)	(43,797)	62,132	—	—	(28,930)	(18)	(29,848)	58,796	—	—	(21,686)	—	(15,718)	37,404	—
Gross profit	—	32,939	17	46,987	(15,025)	64,918	—	17,378	(2)	16,181	(5,252)	28,305	—	4,426	—	22,075	(4,667)	21,834
Operating expenses(4)	(1,299)	(29,986)	(86)	(33,898)	5,570	(59,699)	(50,638)	(22,725)	(2)	(30,584)	5,108	(98,841)	(10,339)	(21,420)	1	(29,167)	5,057	(55,868)
(Loss)/income before income tax	(1,495)	3,160	(65)	11,885	(8,221)	5,264	(50,925)	(3,528)	(3)	(8,612)	(162)	(63,230)	(10,266)	(16,531)	1	(19,679)	391	(46,084)
Income tax expenses	—	—	—	(57)	—	(57)	—	—	—	(185)	—	(185)	—	—	—	(244)	—	(244)
Share of loss in equity method investment, net of tax	—	—	—	—	—	—	—	—	—	—	—	—	—	287	—	—	—	287
Income/(loss) from subsidiaries(3)	6,702	—	—	(6,389)	(313)	—	(12,490)	—	—	(3,693)	16,183	—	(35,775)	—	—	(15,852)	51,627	—
Income/(loss) from former VIEs(3)	—	—	3,160	—	(3,160)	—	—	—	(3,528)	—	3,528	—	—	—	(16,244)	—	16,244	—
Net income/(loss)	5,207	3,160	3,095	5,439	(11,694)	5,207	(63,415)	(3,528)	(3,531)	(12,490)	19,549	(63,415)	(46,041)	(16,244)	(16,243)	(35,775)	68,262	(46,041)

Selected Condensed Consolidated Balance Sheets Data

	For the year ended December 31,
	2019						2020						2021
	Parent	Former VIEs	WFOE	Other Subsidiaries	Elimination	Consolidated Total	Parent	Former VIEs	WFOE	Other Subsidiaries	Elimination	Consolidated Totals	Parent	Former VIEs	WFOE	Other Subsidiaries	Elimination	Consolidated Totals
Condensed Consolidating Schedule of Financial Position
Cash and cash equivalents	10,673	4,875	925	20,847	—	37,320	3,332	1,734	9	16,914	—	21,989	133	293	5	7,437	—	7,868
Restricted cash	2,867	—	—	87	—	2,954	—	—	—	8,237	—	8,237	—	—	—	—	—	—
Accounts receivable, net	—	5,625	36	20,106	—	25,767	—	1,450	—	5,295	—	6,745	—	1,333	—	13,590	—	14,923
Amounts due from subsidiaries and former VIEs(1)	95,517	9,072	652	37,398	(142,639)	—	123,337	6,663	40	19,629	(149,669)	—	126,536	8,067	41	32,849	(167,493)	—
Property and equipment and intangible assets	—	2,219	—	2,176	—	4,395	—	2,311	—	1,757	—	4,068	—	1,195	—	1,610	—	2,805
Others(2)	—	19,262	6	34,972	(34,579)	19,661	358	9,399	6	81,193	(34,741)	56,215	8	9,602	7	66,336	(34,424)	41,529
Total assets	109,057	41,053	1,619	115,586	(177,218)	90,097	127,027	21,557	55	133,025	(184,410)	97,254	126,677	20,490	53	121,822	(201,917)	67,125
Short term borrowings	—	4,659	—	2,000	—	6,659	—	—	—	3,704	—	3,704	—	941	—	2,236	—	3,177
Amounts due to subsidiaries and former VIEs(1)	14,351	48,674	1,705	77,909	(142,639)	—	3,888	42,442	151	103,188	(149,669)	—	3,997	55,623	154	107,719	(167,493)	—
Accounts payable, accrued expenses and other liabilities	539	16,580	4	20,924	—	38,047	1,078	14,276	5	19,084	—	34,443	1,188	16,458	—	22,920	—	40,566
Contract liabilities	—	837	—	1,088	—	1,925	—	215	—	674	—	889	—	89	—	1,486	—	1,575
Deficit in subsidiaries(3)	51,723	—	—	40,026	(91,749)	—	65,346	—	—	45,878	(111,224)	—	101,138	—	—	62,750	(163,888)	—
Deficit in former VIEs(3)	—	—	29,697	—	(29,697)	—	—	—	35,376	—	(35,376)	—	—	—	52,639	—	(52,639)	—
Others	—	—	—	1,022	—	1,022	321	—	—	1,503	—	1,824	262	18	—	1,435	—	1,715
Total liabilities	66,613	70,750	31,406	142,969	(264,085)	47,653	70,633	56,933	35,532	174,031	(296,269)	40,860	106,585	73,129	52,793	198,546	(384,020)	47,033
Total mezzanine equity	22,977	—	—	—	—	22,977	—	—	—	—	—	—	—	—	—	—	—	—
Total shareholders’ (deficit) equity	19,467	(29,697)	(29,787)	(27,383)	86,867	19,467	56,394	(35,376)	(35,477)	(41,006)	111,859	56,394	20,092	(52,639)	(52,740)	(76,724)	182,103	20,092

Selected Condensed Consolidated Cash Flows Data

	For the year ended December 31,
	2019						2020						2021
	Parent	Former VIEs	WFOE	Other Subsidiaries	Elimination	Consolidated Total	Parent	Former VIEs	WFOE	Other Subsidiaries	Elimination	Consolidated Total	Parent	Former VIEs	WFOE	Other Subsidiaries	Elimination	Consolidated Total
Condensed Consolidating Schedules of Cash Flows
Cash flows from operating activities
Intercompany cash receipts from sales	—	47,887	5,067	38,424	(91,378)	—	—	56,307	—	32,627	(88,934)	—	—	29,584	—	7,298	(36,882)	—
Intercompany cash payments for purchases	—	(42,690)	—	(48,613)	91,303	—	—	(32,663)	(148)	(56,159)	88,970	—	—	(7,300)	—	(29,584)	36,884	—
Third parties cash activities	(572)	(5,367)	(4,977)	16,677	—	5,761	(1,514)	(28,577)	(2)	28,055	—	(2,038)	(1,483)	(28,837)	(4)	8,586	—	(21,738)
Net cash (used in)/generated from operating activities(5)	(572)	(170)	90	6,488	(75)	5,761	(1,514)	(4,933)	(150)	4,523	36	(2,038)	(1,483)	(6,553)	(4)	(13,700)	2	(21,738)
Cash flows from investing activities
Purchase of property and equipment	—	(2,721)	—	(29)	—	(2,750)	—	(1,118)	—	(134)	—	(1,252)	—	(191)	—	(596)	—	(787)
Purchase of intangible assets	—	(7)	—	(77)	—	(84)	—	(460)	—	(22)	—	(482)	—	(89)	—	(3)	—	(92)
Proceeds from disposal of property and equipment	—	31	—	159	—	190	—	382	—	(152)	—	230	—	102	—	91	—	193
Cash paid for equity investment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(247)	—	(247)
Cash paid for long-term investment	—	—	—	(430)	—	(430)	—	—	—	(811)	—	(811)	—	—	—	—	—	—
Increase in short-term deposit	—	—	—	(193)	—	(193)	—	—	—	(3)	—	(3)	—	—	—	(2)	—	(2)
Purchase of other investments	—	—	—	—	—	—	—	—	—	(33,126)	—	(33,126)	—	—	—	—	—	—
Intercompany fund transfers(6)	(4,712)	—	(704)	(4,760)	10,176	—	(38,598)	—	642	(6,905)	44,861	—	(3,000)	—	—	(4,413)	7,413	—
Interest received from fund transfer within the group	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	61	(61)	—
Net cash (used in)/generated from investing activities	(4,712)	(2,697)	(704)	(5,330)	10,176	(3,267)	(38,598)	(1,196)	642	(41,153)	44,861	(35,444)	(3,000)	(178)	—	(5,109)	7,352	(935)
Cash flows from financing activities
Proceeds from other borrowing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Repayment of other borrowing	—	(2,241)	—	—	—	(2,241)	—	(1,819)	—	—	—	(1,819)	—	—	—	—	—	—
Proceeds from bank borrowings	—	6,827	—	2,126	—	8,953	—	—	—	3,674	—	3,674	—	938	—	10,481	—	11,419
Repayments of bank borrowings	—	(4,793)	—	(391)	—	(5,184)	—	(2,864)	—	(2,210)	—	(5,074)	—	—	—	(11,968)	—	(11,968)
Proceeds from initial public offering, net of issuance costs	—	—	—	—	—	—	29,904	—	—	—	—	29,904	—	—	—	—	—	—

	For the year ended December 31,
	2019						2020						2021
	Parent	Former VIEs	WFOE	Other Subsidiaries	Elimination	Consolidated Total	Parent	Former VIEs	WFOE	Other Subsidiaries	Elimination	Consolidated Total	Parent	Former VIEs	WFOE	Other Subsidiaries	Elimination	Consolidated Total
Proceeds from exercise of share options	—	—	—	—	—	—	—	—	—	—	—	—	1,284	—	—	—	—	1,284
Intercompany fund transfer(6)	—	3,933	1,531	4,712	(10,176)	—	—	7,671	(1,408)	38,598	(44,861)	—	—	4,413	—	3,000	(7,413)	—
Interest paid for fund transfer within the group	—	—	—	—	—	—	—	—	—	—	—	—	—	(61)	—	—	61	—
Net cash generated from/(used in) financing activities	—	3,726	1,531	6,447	(10,176)	1,528	29,904	2,988	(1,408)	40,062	(44,861)	26,685	1,284	5,290	—	1,513	(7,352)	735
(Decrease)/increase in cash, cash equivalents and restricted cash	(5,284)	859	917	7,605	(75)	4,022	(10,208)	(3,141)	(916)	3,432	36	(10,797)	(3,199)	(1,441)	(4)	(17,296)	2	(21,938)
Cash, cash equivalents and restricted cash at beginning of year	18,824	4,016	8	13,779	—	36,627	13,540	4,875	925	20,934	—	40,274	3,332	1,734	9	25,151	—	30,226
Effect of exchange rates on cash, cash equivalents and restricted cash	—	—	—	(450)	75	(375)	—	—	—	785	(36)	749	—	—	—	(418)	(2)	(420)
Cash, cash equivalents and restricted cash at end of year	13,540	4,875	925	20,934	—	40,274	3,332	1,734	9	25,151	—	30,226	133	293	5	7,437	—	7,868

Notes:

(1)	It represents the elimination of intercompany balances among the parent Company, the former VIEs, the WFOE, and our subsidiaries.

(2)	Intercompany sales of data plans, raw materials and Wi-Fi terminals were eliminated at the consolidation level.

(3)	It represents the elimination of the investment in the former VIEs, the WFOE and subsidiaries by the parent company.

(4)	Intercompany marketing and software licensing services were provided to the former VIEs by our subsidiaries and the related expenses were eliminated at the consolidated level.

(5)	The cash flows which have occurred between our subsidiaries, our WFOE and the former VIEs included the following:

●	cash paid by the former VIEs to subsidiaries for purchase of data plans and raw materials;

●	cash paid by the former VIEs to subsidiaries, for marketing and software licensing services;

●	cash paid by subsidiaries and the WFOE to the former VIEs for purchase of WiFi terminals;

With respect to sales of data plans and raw materials, our subsidiaries received cash from the former VIEs amounted to US$35.9 million, US$27.1 million and US$1.9 million for the year ended December 31, 2019, 2020 and 2021 respectively. With respect to provision of marketing and software licensing services, our subsidiaries received cash from the former VIEs amounted to US$6.8 million, US$5.5 million and US$5.4 million for the year ended December 31, 2019, 2020 and 2021 respectively. For purchase of Wi-Fi terminals, our subsidiaries paid cash to the former VIEs amounted to US$47.8 million, US$55.9 million and US$29.4 million for the year ended December 31, 2019, 2020 and 2021 respectively.

(6)	The fund transfer within the group of the company between our subsidiaries, our WFOE and the former VIEs included the following:

●	With respect to the fund transfer from the parent company to subsidiaries, subsidiaries received cash from the parent company amounted to US$4.7 million, US$38.6 million and US$3.0 million for the year ended December 31, 2019, 2020 and 2021 respectively.

●	With respect to the fund transfer between the former VIEs and our WFOE, the former VIE received cash from WFOE amounted to US$0.7 million for the year ended December 31, 2019, and repaid cash to the WFOE amounted to US$0.6 million for the year ended December 31, 2020 and nil for the year ended December 31, 2021.

●	With respect to the fund transfer between the former VIEs and subsidiaries, the former VIE received cash from subsidiaries amounted to US$3.2 million, US$8.3 million and US$4.4 million for the year ended December 31, 2019, 2020 and 2021 respectively.

●	With respect to the fund transfer between the WFOE and subsidiaries, the WFOE received cash from subsidiaries amounted to US$1.5 million for the year ended December 31, 2019, and repaid cash to subsidiaries amounted to US$1.4 million for the year ended December 31, 2020 and nil for the year ended December 31, 2021.

Set forth below is the table showing the movement of investment in subsidiaries and the former VIEs in the parent’s financial statements as of and for the years ended December 31, 2019, 2020 and 2021.

Deficit in subsidiaries and the former VIEs	US$’000
January 1, 2019	58,626
Loss/(income) from subsidiaries and the former VIEs	(6,702)
Foreign currency translation	(201)
December 31, 2019	51,723
Loss/(income) from subsidiaries and the former VIEs	12,490
Foreign currency translation	1,133
December 31, 2020	65,346
Loss/(income) from subsidiaries and the former VIEs	35,775
Foreign currency translation	17
December 31, 2021	101,138

REGULATION

Information about the principal PRC and Hong Kong laws and regulations relevant to our business and operations is included in the documents incorporated by reference in this prospectus, including our annual report on Form 20-F for our fiscal year ended December 31, 2021 filed with the SEC on April 27, 2022. See “Incorporation of Certain Documents by Reference” in this prospectus.

Regulations Related to Internet Information Security and Personal Information Protection

Regulations Related to Personal Information Protection

Personal Information Protection Law of the PRC

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law, or the PIPL, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021. The PIPL aims at protecting the personal information rights and interests, regulating the processing of personal information, ensuring the orderly and free flow of personal information in accordance with the law, and promoting the reasonable use of personal information. Personal information, as defined in the PIPL, refers to information related to identified or identifiable natural persons and recorded by electronic or other means, but excluding the anonymized information. The PIPL provides the circumstances under which a personal information processor could process personal information, which include but not limited to, where the consent of the individual concerned is obtained and where it is necessary for the conclusion or performance of a contract to which the individual is a contractual party. It also stipulates certain specific rules with respect to the obligations of a personal information processor, such as to inform the purpose and method of processing to the individuals, and the obligation of the third party who has access to the personal information by way of co-processing or delegation.

Data Security Law of the PRC

On June 10, 2021, the SCNPC promulgated the Data Security Law of the PRC, or the Data Security Law, which became effective from September 1, 2021. The Data Security Law introduces a data classification and hierarchical protection system based on the materiality of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of persons or entities when such data is tampered with, destroyed, divulged, or illegally acquired or used. It also provides for a security review procedure for the data activities which may affect national security.

Cybersecurity Law of the PRC

On November 7, 2016, the SCNPC published Cybersecurity Law of the PRC, or the Cybersecurity Law, which took effect on June 1, 2017 and requires network operators to perform certain functions related to cyber security protection and the strengthening of network information management. For instance, under the Cybersecurity Law, network operators of key information infrastructures shall store within the territory of the PRC all the personal information and important data collected and produced within the territory of the PRC, and their purchase of network products and services that may affect national securities shall be subject to national cyber security review. The PRC Cyber Security Law also requires that network operators shall take security measures to protect the network from unauthorized interference, damage and unauthorized access and prevent data from being divulged, stolen or tampered with. Network operators are also required to collect and use personal information in compliance with the principles of legitimacy, properness and necessity, and strictly within the scope of authorization by the subject of personal information unless otherwise prescribed by laws or regulations.

In addition, on July 22, 2020, the Ministry of Public Security issued the Guiding Opinions on Implementing the Cyber Security Protection System and Critical Information Infrastructure Security Protection System to further improve the national cyber security prevention and control system.

Measures for Cybersecurity Review and Information Security Technology Personal Information Security Specification

After the release of the Cybersecurity Law, on December 28, 2021, the CAC, together with another twelve regulatory authorities jointly issued the Measures for Cybersecurity Review, or the Review Measures, which became effective on February 15, 2022. The Review Measures establishes the basic framework and principle for national cybersecurity reviews of network products and services, and provides that a critical information infrastructure operator purchasing network products and services, and platform operators carrying out data processing activities which affect or may affect national security must apply for cybersecurity review. The Review Measures also provides that a platform operator with more than one million users’ personal information aiming to list abroad must apply for cybersecurity review. However, the Review Measures has not provided further explanation or interpretation for “listed abroad” and the scope of “listed abroad”.

The recommended national standard, Information Security Technology Personal Information Security Specification, puts forward specific refinement requirements on the collection, preservation, use and commission processing, sharing, transfer, and public disclosure. Although it is not mandatory, in the absence of clear implementation rules and standards for the law on cybersecurity and other personal information protection, it will be used as the basis for judging and making determinations. On November 28, 2019, The Notice of Identification Method of Application Illegal Collection and Use of Personal Information was issued, which provides a reference for the identification of App illegal collection and use of personal information, and provides guidance for App operators’ self-inspection and self-correction and netizens’ social supervision.

Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law

On July 6, 2021, the relevant PRC governmental authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law, or the Securities Activities Opinions. The Securities Activities Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

Measures on Security Assessment of Cross-border Data Transfer

On July 7, 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer which will become effective on September 1, 2022. The data export measures requires that any data processor who processes or exports personal information exceeding a certain volume threshold pursuant to the measures shall apply for a security assessment by the CAC before transferring any personal information abroad, including the following circumstances: (i) important data will be provided overseas by any data processor; (ii) personal information will be provided overseas by any operator of critical information infrastructure or any data processor who processes the personal information of more than 1,000,000 individuals; (iii) personal information will be provided overseas by any data processor who has provided the personal information of more than 100,000 individuals in aggregate or has provided the sensitive personal information of more than 10,000 individuals in aggregate since January 1 of last year; and (iv) other circumstances where the security assessment is required as prescribed by the CAC. A data processor shall, before applying for the security assessment of an outbound data transfer, conduct a self-assessment of the risks involved in the outbound data transfer. The security assessment of a cross-border data transfer shall focus on assessing the risks that may be brought about by the cross-border data transfer concerning national security, public interests, or the lawful rights and interests of individuals or organizations.

Regulations Related to Online Sales

Measures for the Supervision and Administration of Online Transactions

The Administrative Measures for Online Trading, or the Online Trading Measures, which was promulgated on January 26, 2014 and implemented with effect from March 15, 2014, further specifies the relevant measures for protecting on-line consumers’ rights, especially with regard to after-sale service, privacy protection and standard contract management, diversifies the types of unjust competitions conducted by an operator through network or certain media, and clarifies the regulatory and administrative responsibilities of the industry and commerce administration bureaus at different levels. On March 15, 2021, the SAMR promulgated the Measures for the Supervision and Administration of Online Transactions, or the Online Transaction Measures, which took into effect on May 1, 2021 and simultaneously repealed the Online Trading Measures. The Online Transaction Measures makes further provisions with regard to emerging models of online trading (such as online social networking and online live streaming), consumer rights protection, personal information protection, etc. It also imposes new obligations on the e-commerce platform operators, such as verifying and registering the identity of trading parties on the platform either that are required to registered with the SAMR or that are exempted from such registration, regular reporting of prescribed information of trading parties on the platform to the relevant branch of the SAMR, establishing a system of inspection and monitoring of information on the goods sold or services provided on the platform.

Regulations Related to M&A

Regulations on Anti-Monopoly

The Anti-Monopoly Law promulgated by the SCNPC on August 30, 2007, which became effective on August 1, 2008, and the Interim Provisions on the Review of Concentrations of Undertakings promulgated by the SAMR on October 23, 2020, which became effective on December 1, 2020, require that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the SAMR before they can be completed. Where the participation in concentration of undertakings by way of foreign-funded merger and acquisition of domestic enterprises or any other method which involves national security, the examination of concentration of undertakings shall be carried out pursuant to the provisions of this Law and examination of national security shall be carried out pursuant to the relevant provisions of the State. On June 24, 2022, the SCNPC promulgated the Decision on Revising the Anti-monopoly Law, which will take effect on August 1, 2022. The revised Anti-Monopoly Law provides, among others, that business operators shall not abuse data, algorithms, technology, capital advantages and platform rules to conduct monopoly activities. The revised Anti-Monopoly Law also requires relevant government authorities to strengthen the examination of undertaking concentration in important areas and establish the hierarchical review system of undertaking concentration, and enhances penalties for the violation of the regulations regarding undertaking concentration and other monopoly activities.

On February 7, 2021, the Anti-monopoly Commission of the State Council issued the Anti-Monopoly Guidelines for the Internet Platform Economy Sector hat specifies some of activities of internet platforms may be identified as monopolistic and concentrations of undertakings involving the former variable interest entities are subject to anti-monopoly scrutiny as well.

DESCRIPTION OF SHARE CAPITAL

UCLOUDLINK GROUP INC., or uCloudlink, is a Cayman Islands exempted company incorporated with limited liability and its affairs are governed by the memorandum and articles of association of uCloudlink, which we refer to as our memorandum and articles of association below, the Companies Act of the Cayman Islands, as amended from time to time, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, the authorized share capital of uCloudlink is US$100,000 divided into 2,000,000,000 shares comprising of (i) 1,700,000,000 Class A ordinary shares of a par value of US$0.00005 each, (ii) 200,000,000 Class B ordinary shares of a par value of US$0.00005 each, and (iii) 100,000,000 shares of a par value of US$0.00005 each of such class or classes (however designated) as the board of directors may determine in accordance with our memorandum and articles of association.

Our Memorandum and Articles of Association

The following are summaries of material provisions of our sixth amended and restated memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of uCloudlink. Under our memorandum and articles of association, the objects of uCloudlink are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares. Our ordinary shares are issued in registered form. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at our general meetings, and each Class B ordinary share shall entitle the holder thereof to 15 votes on all matters subject to vote at our general meetings. Our ordinary shares are issued in registered form and are issued when registered in our register of members.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon (i) any direct or indirect sale, transfer, assignment or disposition of such number of Class B ordinary shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B ordinary shares through voting proxy or otherwise to any person that is not an affiliate of our two founders, namely, Mr. Chaohui Chen and Mr. Zhiping Peng, their family members or any entity controlled by the founders or their family members, or (ii) the direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class B ordinary shares that is an entity to any person other than an affiliate of our two founders, namely, Mr. Chaohui Chen and Mr. Zhiping Peng, their family members or any entity controlled by the founders or their family members, such Class B ordinary shares shall be automatically and immediately converted into an equal number of Class A ordinary shares.

Dividends. Our memorandum and articles of association provide that our directors may from time to time declare dividends (including interim dividends) and other distributions on our shares in issue and authorize payment of the same out of the funds of uCloudlink lawfully available therefor. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, uCloudlink may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in uCloudlink being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by show of hands unless a poll (before or on the declaration of the result of the show of hands) is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder holding not less than 10% of the votes attaching to the shares present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting, or with a written resolution signed by all members entitled to vote. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman of our board of directors, the chief executive officer or by our directors (acting by a resolution of our board). Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) more than 50% of all votes attaching to all of our shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provide that upon the requisition of shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of uCloudlink entitled to vote at general meetings as at the date of the deposit, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in writing and in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the rules of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any year as our board may determine.

Liquidation. On the winding up of uCloudlink, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to uCloudlink for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by our shareholders by special resolution. uCloudlink may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of uCloudlink’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if uCloudlink can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, uCloudlink may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of uCloudlink is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by uCloudlink. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of Additional Shares. Our memorandum and articles of association authorize our board of directors to issue additional shares (including series of preferred shares) from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our memorandum and articles of association, our register of mortgages and charges and any special resolutions of our shareholders). However, we intend to provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of uCloudlink or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of uCloudlink.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offer or may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

●	an act which is illegal or ultra vires and is therefore incapable of ratification by the shareholders;

●	an act which requires a resolution with a qualified (or special) majority (i.e., more than a simple majority) which has not been obtained; and

●	an act which constitutes a fraud on the minority where the wrongdoer are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of uCloudlink’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning uCloudlink or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors, and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of uCloudlink as at the date of the deposit entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors may be removed by an ordinary resolution of our shareholders. A director’s office shall be vacated if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of all the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by uCloudlink. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances by uCloudlink in the past three years.

Share Subdivision

In May 2019, we effected a 20-for-1 share subdivision whereby each of our issued and unissued share with a par value of US$0.001 each was sub-divided into 20 shares with a par value of US$0.00005 each, such that our authorized share capital became US$50,000 divided into 971,000,000 ordinary shares of a par value of US$0.00005 each and 29,000,000 series A preferred shares with a par value of US$0.00005 each. The share subdivision has been retroactively reflected for all periods presented in this prospectus.

Convertible Debentures

In January 2022, we entered into definitive agreements with YA II PN, Ltd., a limited partnership managed by Yorkville Advisor Global (the “Purchaser”), pursuant to which uCloudlink issued and sold convertible debentures in a principal amount of US$5.0 million to the Purchaser at a purchase price equal to 95% of the principal amount through private placement. The convertible debentures bear interest at a rate of 5% per year. The convertible debentures will mature upon one-year anniversary of the issuance date unless redeemed or converted in accordance with their terms prior to such date.

Subject to and upon compliance with the terms of the convertible debentures, the Purchaser has the right to convert all or any portion of the convertible debentures at its option at any time. Upon conversion, we will deliver to the Purchaser our Class A ordinary shares, par value US$0.00005 per share, which may be represented by ADSs. The conversion price shall be the lower of (i) US$3.50 per ADS, or (ii) 85% of a reference price benchmarked against the trading price of our ADSs. In addition, we also issued to the Purchaser 1,000,000 Class A ordinary shares as commitment fee at closing.

Grants of Options

We have granted options to purchase our ordinary shares to certain of our directors, executive officers and employees. See “Where You Can Find More Information.”

Registration Rights

We entered into our third amended and restated shareholders agreement on April 21, 2017 with our shareholders, which consist of holders of ordinary shares and preferred shares. The shareholders agreement grants certain registration rights to holders of registrable securities, which include our ordinary shares issued or issuable pursuant to conversion of our preferred shares. Set forth below is a description of the registration rights granted under the shareholders agreement.

Demand Registration Rights. At any time, holders of at least 50% of the registrable securities (including preferred shares and ordinary shares issued upon conversion of preferred shares) then outstanding have the right to demand that we file a registration statement of all registrable securities that the holders request to be registered and included in such registration by written notice. At least 20% (or any lesser percentage in certain situations) of the registrable securities requested by the holders to be included in the underwriting and registration shall be so included. We have the right to defer filing of a registration statement for a period of not more than 60 days for registration on Form F-3 (90 days for registration other than on Form F-3) after the receipt of the request of the initiating holders if we furnish to the holders requesting registration a certificate signed by our president or chief executive officer stating that in the good faith judgment of our board of directors, it would be materially detrimental to us and our shareholders for such registration statement to be filed at such time. However, we cannot exercise the deferral right more than once in any twelve-month period. We are obligated to effect no more than two demand registrations, other than demand registration to be effected pursuant to registration statement on Form F-3, for which an unlimited number of demand registrations shall be permitted so long as certain condition is met.

Piggyback Registration Rights. If we propose to register for our own account any of our equity securities, or for the account of any holder (other than certain holders) of equity securities any of such holder’s equity securities, in connection with public offering of such securities (except for exempt transactions), we shall promptly give each holder written notice of such registration and, upon the written request of any holder given within 15 days after delivery of such notice, we shall use our best efforts to include in such registration any registrable securities thereby requested to be registered by such holder. If a holder decides not to include all or any of its registrable securities in such registration by us, such holder shall nevertheless continue to have the right to include any registrable securities in any subsequent registration statement or registration statements as may be filed by us.

Expenses of Registration. We will bear all registration expenses, other than underwriting discounts and selling commissions applicable to the sale of registrable securities pursuant to the registration rights.

Termination of Registration Rights. Our shareholders’ registration rights will terminate on the earlier of (i) June 12, 2025, or (ii) with respect to any holder, the date on which such holder may sell all of such holder’s registrable securities under Rule 144 of the Securities Act in any 90-day period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS represents ten Class A ordinary shares (or a right to receive ten Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered and its principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, please refer to “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

●	Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders or as described in the following sentence. If we asked the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that: (i) we wish to receive a proxy to vote uninstructed shares; (ii) we reasonably do not know of any substantial shareholder opposition to the proxy item(s); and (iii) the proxy item(s) is not materially adverse to the interests of shareholders, then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by the ADSs as to the proxy item(s). If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs shares on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not, be agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

DESCRIPTION OF PREFERRED SHARES

The particular terms of each issue or series of preferred shares will be described in the applicable prospectus supplement. This description will include, where applicable, a description of:

●	the title and nominal value of the preferred shares;

●	the number of preferred shares we are offering;

●	the liquidation preference per preferred share, if any;

●	the issue price per preferred share (or if applicable, the calculation formula of the issue price per preferred share);

●	whether preferential subscription rights will be issued to existing shareholders;

●	the dividend rate per preferred share, dividend period and payment dates and method of calculation for dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

●	the relative ranking and preferences of the preferred shares as to dividend rights (preferred dividend if any) and rights if we liquidate, dissolve or wind up the Company;

●	the procedures for any auction and remarketing, if any;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred shares on any securities exchange or market;

●	whether the preferred shares will be convertible into our Class A ordinary shares (including in the form of ADSs) or preferred shares of another category, and, if applicable, conditions of an automatic conversion into Class A ordinary shares (including in the form of ADSs), if any, the conversion period, the conversion price, or how such price will be calculated, and under what circumstances it may be adjusted;

●	voting rights, if any, of the preferred shares;

●	preemption rights, if any;

●	other restrictions on transfer, sale or assignment, if any;

●	a discussion of any material or special Cayman Islands or United States federal income tax considerations applicable to the preferred shares;

●	any limitations on issuances of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any rights attached to the preferred shares regarding the corporate governance of our company, which may include, for example representation rights to the board of directors; and

●	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred shares.

Our board of directors may cause us to issue from time to time, out of our authorized share capital (other than the authorized but unissued ordinary shares), series of preferred shares in their absolute discretion and without approval of the shareholders; provided, however, before any preferred shares of any such series are issued, our board of directors shall by resolution of directors determine, with respect to any series of preferred shares, the terms and rights of that series.

When we issue preferred shares under this prospectus and the applicable prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any pre-emptive or similar rights.

The issuance of preferred shares could adversely affect the voting power of holders of ordinary shares and ADSs and reduce the likelihood that holders of ordinary shares and ADSs will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our ADSs. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of our company.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

We may issue warrants to purchase Class A ordinary shares, including Class A ordinary shares represented by ADSs. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued and exercised;

●	the currency or currencies in which the price of such warrants will be payable;

●	the securities purchasable upon exercise of such warrants;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	any material Cayman Islands or United States federal income tax consequences;

●	the antidilution provisions of the warrants, if any; and

any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

We may issue subscription rights to purchase Class A ordinary shares, including Class A ordinary shares represented by ADSs. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

●	the title of such subscription rights;

●	the securities for which such subscription rights are exercisable;

●	the exercise price for such subscription rights;

●	the number of such subscription rights issued to each shareholder;

●	the extent to which such subscription rights are transferable;

●	if applicable, a discussion of the material Cayman Islands or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

●	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

●	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the Class A ordinary shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. The Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located in China. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (i) is final and conclusive, (ii) is not in respect of taxes, a fine or a penalty; and (iii) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of Mainland China would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Mainland China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in Mainland China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

Hong Kong

Squire Patton Boggs, our counsel with respect to this aspect of Hong Kong law, has advised us that there is uncertainty as to whether the courts of Hong Kong would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in Hong Kong against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have been further advised by Squire Patton Boggs that judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, subject to certain conditions, including but not limited to when the judgment is for a definite sum of money in a civil matter and not in respect of taxes, fines, penalties or similar charges, the judgment is final and conclusive rendered by a court with jurisdiction to adjudicate the matter and has not been stayed or satisfied in full, the judgment is from a competent court, the judgment was not obtained by fraud, misrepresentation or mistake nor obtained in proceedings which contravenes the rules of natural justice and the enforcement of the judgment is not contrary to public policy in Hong Kong, Hong Kong courts may accept such judgment obtained from a United States court as a debt due under the rules of common law. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

SELLING SHAREHOLDER

This prospectus also relates to the resale from time to time by the shareholder identified in the table herein and/or its affiliates in this prospectus, or the selling shareholder, of up to an aggregate of 12,000,000 Class A ordinary shares, which may be represented from time to time by American depositary shares, or ADSs. The Class A ordinary shares offered hereby consist of 1,000,000 Class A ordinary shares as commitment fee and Class A ordinary shares that may be purchased by the selling shareholder from us from time to time at the purchase price and in the purchase amount determined in accordance with the securities purchase agreement dated January 5, 2022 between the us and YA II PN, LTD., or the Securities Purchase Agreement, subject to other terms and conditions therein. We will not receive any of the proceeds from the sale of securities by the selling shareholder.

We have no assurance that the selling shareholder will sell any of the securities registered for sale hereunder. The selling shareholder may sell such securities to or through underwriters, dealers or agents or directly to purchasers or otherwise. See “Plan of Distribution.” The selling shareholder may also sell, transfer or otherwise dispose of some or all such securities in transactions exempt from the registration requirements of the Securities Act. Accordingly, we cannot estimate the number of Class A ordinary shares, in the form of ADS or otherwise, that the selling shareholder will sell under this prospectus.

The table below provides information about the ownership of the selling shareholder of our shares and the maximum number of Class A ordinary shares that may be offered from time to time by the selling shareholder hereunder. The selling shareholder may sell less than all of the shares listed in the table below.

The information in the following table and the related notes is based on information supplied to us by the selling shareholder. We have not sought to verify such information. Information about the selling shareholder may change over time. Any changed or new information given to us by the selling shareholder will be set forth in supplements to this prospectus, the accompanying prospectus or amendments to the registration statement, if and when necessary.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership and voting power percentage of that person, we have included shares and associated votes that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. The calculations are based on 289,747,650 ordinary shares issued and outstanding as of the date of this prospectus, comprising of 167,674,670 Class A ordinary shares, excluding the shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of award granted under our share incentive plans, and 122,072,980 Class B ordinary shares outstanding.

Selling Shareholder:	Class A Ordinary Shares	Class B Ordinary Shares	Total Shares	%	% of Aggregate Voting Power	Maximum Number of Shares Being Offered Hereby
YA II PN, LTD. and/or its affiliates(1)	(2)	—	(2)	(2)	(2)	12,000,000

(1)	YA II PN, LTD. is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA II is 1012 Springfield Avenue, Mountainside, NJ 07092.

(2)	Pursuant to the Securities Purchase Agreement, we agree to issue and sell to YA II PN, Ltd., or the purchaser, and the purchaser agrees to purchase from us, convertible debentures in a principal amount of US$5.0 million at a purchase price equal to 95% of the principal amount through private placement. The convertible debentures bear interest at a rate of 5% per year. The convertible debentures will mature upon one-year anniversary of the issuance date unless redeemed or converted in accordance with their terms prior to such date. Subject to and upon compliance with the terms of the convertible debentures, the purchaser has the right to convert all or any portion of the convertible debentures at its option at any time. Upon conversion, we will deliver to the purchaser our Class A ordinary shares, par value US$0.00005 per share, which may be represented by ADSs. The conversion price shall be the lower of (i) US$3.50 per ADS, or (ii) 85% of a reference price benchmarked against the trading price of our ADSs. In addition, we also issued to the purchaser 1,000,000 Class A ordinary shares as commitment fee at closing. The purchaser may not convert the convertible debentures to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of Class A ordinary shares which would exceed 4.99% of the total shares issued and outstanding as of the date of such conversion.

PLAN OF DISTRIBUTION

We and/or the selling shareholder may sell the securities described in this prospectus from time to time in one or more of the following ways:

●	to or through underwriters or dealers;

●	directly to one or more purchasers;

●	through agents; or

●	through a combination of any of these methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

●	the name or names of any underwriters or agents;

●	any public offering price;

●	the proceeds from such sale;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which the securities may be listed.

We and/or the selling shareholder may distribute the securities from time to time in one or more of the following ways:

●	at a fixed price or prices, which may be changed;

●	at prices relating to prevailing market prices at the time of sale;

●	at varying prices determined at the time of sale; or

●	at negotiated prices.

In addition, the distribution of securities may be effected by means of one or more of the following transactions, which may include cross or block trades:

●	transactions on the Nasdaq Global Market or any other organized market where the securities may be traded;

●	in the over-the-counter market;

●	in negotiated transactions;

●	under delayed contracts or other contractual commitments;

●	through sales “at the market” to or through a market-maker;

●	a combination of such methods of sale; or

●	any other method permitted pursuant to applicable law.

By Agents

We and/or the selling shareholder may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters or Dealers

If we and/or the selling shareholder use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we and/or the selling shareholder use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we and/or the selling shareholder will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

We and/or the selling shareholder may also sell securities directly without using agents, underwriters, or dealers.

General Information

We and/or the selling shareholder may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries, the selling shareholder or its affiliates, in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and/or the selling shareholder and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

Selling Shareholder

The selling shareholder may sell Class A ordinary shares, including in the form of ADSs, held by the selling shareholder, from time to time, using one or more of the methods described above. There can be no assurance, however, that the selling shareholder will sell any or all of its Class A ordinary shares pursuant to this prospectus.

The aggregate proceeds to the selling shareholder from the sale of the securities offered by it will be the purchase price of the securities less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any proceeds from the sale of securities by the selling shareholder.

The selling shareholder may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the securities owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, pursuant to this prospectus (as supplemented) or an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling shareholder to include the pledgee, transferee or other successors in interest as the selling shareholder under this prospectus. The selling shareholder also may transfer the securities in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell our securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as further supplemented or amended to reflect such transaction).

The selling shareholder may be an “underwriter” within the meaning of Section 2(11) of the Securities Act. Should the selling shareholder be an “underwriter”, the selling shareholder would be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay all expenses of the registration of the Class A ordinary shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

EXPENSES

We will incur a SEC registration fee of US$16,502.93, and will also incur printing costs, legal fees and expenses, accounting fees and expenses, and others listing and qualifications fees in connection with the offering of securities. Expenses of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities. We will pay all expenses in connection with the distribution of the common shares being sold by the selling shareholder, except for the underwriting discounts and selling commissions payable by, and all legal fees and expenses of legal counsel associated with the review of the Registration Statement for, the selling shareholder, if any.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. Certain legal matters as to Hong Kong law will be passed upon for us by Squire Patton Boggs. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The financial statements incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, or between information incorporated by reference into this prospectus from different documents, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 27, 2022 (File No. 001-39302);

●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

●	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus; and

●	the description of our capital stock contained in our registration statement on Form 8-A12B filed with the SEC on May 29, 2020 (File No. 001-39302), including any amendment or reports filed for the purpose of updating such description.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

UCLOUDLINK GROUP INC.

Unit 2214-Rm1, 22/F, Mira Place Tower A

132 Nathan Road, Tsim Sha Tsui

Kowloon, Hong Kong

+852 2180-6111

ir@ucloudlink.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 1. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors from and against all actions, proceedings, costs, charges, losses, damages and liabilities which they may incur by reason of any act done or omitted in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning the company or its affairs in any court whether in the Cayman Islands or elsewhere other than by reason of such person’s own dishonesty, wilful default or fraud.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Pursuant to the indemnification agreements between us and our directors and officers, the form of which was filed as Exhibit 10.3 to our registration statement on Form F-1 (File No. 333-237990) that was filed with the SEC on May 4, 2020, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer.

ITEM 2. EXHIBITS

The exhibits to this registration statement are listed in the Index to Exhibits below.

ITEM 3. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 to the registration statement on Form F-1 (File No. 333-237990), filed with the Securities and Exchange Commission on May 29, 2020)

4.2	Deposit Agreement dated June 10, 2020, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8 filed with the Securities and Exchange Commission on November 18, 2020 (File No. 333-250156))

4.3	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.2)

4.4*	Registrant’s Specimen Certificate for Preferred Shares

4.5*	Form of Warrant Agreement (including Warrant Certificate)

4.6*	Form of Subscription Right Agreement (including form of Right Certificate)

4.7*	Form of Unit Agreement (including form of Unit Certificate)

5.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the securities being registered and certain Cayman Islands legal matters

8.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands legal matters (included in Exhibit 5.1)

8.2†	Opinion of Han Kun Law Offices regarding certain PRC legal matters

8.3†	Opinion of Squire Patton Boggs regarding certain Hong Kong legal matters

16.1†	Letter from PricewaterhouseCoopers Zhong Tian LLP to the Securities and Exchange Commission

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3†	Consent of Han Kun Law Offices (included in Exhibit 8.2)

23.4†	Consent of Squire Patton Boggs (included in Exhibit 8.3)

24.1†	Powers of Attorney (included on signature page)

107†	Registration Fee Table

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference into this registration statement.

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on July 26, 2022.

UCLOUDLINK GROUP INC.

By:	/s/ Chaohui Chen
Name:	Chaohui Chen
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on July 26, 2022.

Signature	Title

/s/ Chaohui Chen	Director and Chief Executive Officer
Chaohui Chen	(principal executive officer)

*	Chairman of the Board of Directors
Zhiping Peng

*	Director
Hope Ni

*	Director
Onward Choi

*	Director
Ying Kong

/s/ Yimeng Shi	Chief Financial Officer
Yimeng Shi	(principal financial and accounting officer)

*By:	/s/ Chaohui Chen
Name: Chaohui Chen
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Under the Securities Act, the undersigned, the duly authorized representative in the United States of UCLOUDLINK GROUP INC., has signed this registration statement in New York on July 26, 2022.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.